Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

SLT REALTY LIMITED PARTNERSHIP,

a Delaware limited partnership

AS SELLER

AND

HH PRINCETON LLC,

a Delaware limited liability company

AS PURCHASER

DATED AS OF OCTOBER 31, 2005

FOR THE

WESTIN PRINCETON AT FORRESTAL VILLAGE

201 VILLAGE BOULEVARD, PRINCETON, NEW JERSEY

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1

ARTICLE II THE PROPERTY AND LIABILITIES		10
2.1	Description of the Property	10
2.2	Excluded Property	13
2.3	Assumed Liabilities	14
2.4	Retained Liabilities	14

ARTICLE III PURCHASE PRICE		14
3.1	Purchase Price	14
3.2	Earnest Money	14
3.3	Payment of Purchase Price	15

ARTICLE IV CONTINGENCIES		16
4.1	Due Diligence	16

ARTICLE V TITLE TO THE PROPERTY		18
5.1	Title Commitment	18
5.2	Survey	18
5.3	Exceptions to Title	18
5.4	Title Policy	20
5.5	Conveyance of the Property	20

ARTICLE VI CONDITION OF THE PROPERTY		20
6.1	PROPERTY SOLD “AS IS”	20
6.2	LIMITATION ON REPRESENTATIONS AND WARRANTIES	21
6.3	RELIANCE ON DUE DILIGENCE	21

ARTICLE VII REPRESENTATIONS AND WARRANTIES		22
7.1	Seller’s Representations and Warranties	22
7.2	Purchaser’s Representations and Warranties	25

ARTICLE VIII COVENANTS		26
8.1	Confidentiality	26
8.2	Conduct of the Business	27
8.3	Licenses and Permits	27
8.4	Employees	28
8.5	Bookings	30
8.6	Tax Contests	30
8.7	Notices and Filings	31
8.8	Access to Information	31
8.9	Privacy Laws	31
8.10	Estoppels	31
8.11	Further Assurances	32

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ARTICLE IX CLOSING CONDITIONS		32
9.1	Mutual Closing Conditions	32
9.2	Purchaser Closing Conditions	33
9.3	Seller Closing Conditions	33
9.4	Frustration of Closing Conditions	34

ARTICLE X CLOSING		34
10.1	Closing Date	34
10.2	Closing Escrow	34
10.3	Closing Deliveries	35
10.4	Possession	36

ARTICLE XI PRORATIONS AND EXPENSES		36
11.1	Closing Statement	36
11.2	Prorations	37
11.3	Accounts Receivable	39
11.4	Transaction Costs	39

ARTICLE XII TRANSITION PROCEDURES		40
12.1	Safe Deposit Boxes	40
12.2	Baggage	41
12.3	IT Systems	41
12.4	Starwood Proprietary Property	41
12.5	Notice to Employees	41
12.6	Notice to Guests	41

ARTICLE XIII DEFAULT AND REMEDIES		42
13.1	Seller’s Default	42
13.2	Seller’s Right to Cure	42
13.3	Purchaser’s Default	42
13.4	LIQUIDATED DAMAGES	43

ARTICLE XIV RISK OF LOSS		43
14.1	Casualty	43
14.2	Condemnation	44

ARTICLE XV SURVIVAL, INDEMNIFICATION AND RELEASE		44
15.1	Survival	44
15.2	Indemnification by Seller	45
15.3	Indemnification by Purchaser	45
15.4	Limitations on Indemnification Obligations	45
15.5	Indemnification Procedure	46
15.6	Exclusive Remedy for Indemnification Loss	47
15.7	RELEASE OF SELLER FOR VIOLATIONS OF APPLICABLE LAW	47
15.8	Liability under Deed	47

ARTICLE XVI MISCELLANEOUS PROVISIONS		48
16.1	Notices	48
16.2	No Recordation	49
16.3	Time is of the Essence	49
16.4	Assignment	49
16.5	Successors and Assigns	50
16.6	Third Party Beneficiaries	50
16.7	GOVERNING LAW	50
16.8	Rules of Construction	50
16.9	Severability	51
16.10	JURISDICTION AND VENUE	51
16.11	WAIVER OF TRIAL BY JURY	51
16.12	Prevailing Party	51
16.13	Trustee Exculpation	51
16.14	Incorporation of Recitals, Exhibits and Schedules	52
16.15	Updates of Schedules	52
16.16	Entire Agreement	52
16.17	Amendments, Waivers and Termination of Agreement	52
16.18	Not an Offer	52
16.19	Execution of Agreement	53
16.20	Right to Audit	53

LIST OF EXHIBITS

Exhibit A	Form of Earnest Money Escrow Agreement
Exhibit B	Form of New Franchise Agreement
Exhibit C	Form of Seller Closing Certificate
Exhibit D	Form of Deed
Exhibit E	Form of Assignment and Assumption of Ground Lease
Exhibit F	Form of Bill of Sale
Exhibit G	Form of Assignment and Assumption of Leases, Contracts, Licenses and Permits
Exhibit H	Form of Strategic Development Agreement
Exhibit I	Form of Purchaser Closing Certificate
Exhibit J	Form of Beverage Services Agreement

LIST OF SCHEDULES

Schedule 2.1.12	Intellectual Property
Schedule 2.2.6	Excluded IT Systems
Schedule 7.1.3	Consents and Approvals; No Conflicts
Schedule 7.1.4	Title to Personal Property
Schedule 7.1.6	Compliance with Applicable Law
Schedule 7.1.7	Litigation
Schedule 7.1.8	Employment Agreements
Schedule 7.1.9	Taxes
Schedule 7.1.10	Environmental Matters
Schedule 7.1.11	Licenses and Permits
Schedule 7.1.12	Tenant Leases
Schedule 7.1.13	Material Contracts
Schedule 7.1.15	Ground Lease
Schedule 7.1.16	Bookings
Schedule 7.1.17	Insurance

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 31st day of October, 2005 (the “Effective Date”), by and between SLT REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and HH PRINCETON LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.

WHEREAS, Seller is the owner of the hotel facility located at 201 Village Boulevard, Princeton, New Jersey, and commonly known as The Westin Princeton at Forrestal Village (the “Hotel”), as more specifically described in this Agreement.

WHEREAS, Seller desires to sell the Hotel to Purchaser, and Purchaser desires to purchase the Hotel from Seller, on the terms set forth in this Agreement.

WHEREAS, a Starwood Entity (as defined herein) will franchise the Hotel to an Affiliate of Purchaser after the Closing (as defined herein) pursuant to the New Franchise Agreement (as defined herein) to be entered into at the Closing.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.

“Accounts Receivable” means all amounts which Seller is entitled to receive from the Business which are not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel, but expressly excluding all (i) credit card charges, checks and other instruments which Seller has submitted for payment as of the Closing, and (ii) items of income otherwise prorated pursuant to Section 11.2 or 11.3.1.

“Accrued PTO” means, with respect to any Rehired Employee, the salary and wages which such Rehired Employee is entitled to receive for any personal time off accrued in accordance with generally accepted accounting principles but unused by such Rehired Employee as of the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding and employer contributions required under Applicable Law.

“Additional Deposit” has the meaning set forth in Section 3.2.1.

“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person, or (ii) controls, is controlled by or is under common control with, the Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise.

“Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future Applicable Law addressing or in any way relating to terrorist acts and acts of war.

“Applicable Law” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Beverage Services Agreement” has the meaning set forth in Section 8.3.

“Bookings” has the meaning set forth in Section 2.1.16.

“Books and Records” has the meaning set forth in Section 2.1.13.

“Broker” means Hodges Ward Elliot, Inc.

“Business” means the lodging business and all activities related thereto conducted at the Hotel, including, without limitation, (i) the rental of any guest, conference or banquet rooms or other facilities at the Hotel, (ii) the operation of any restaurant, bar or banquet services, together with all other goods and services provided at the Hotel, (iii) the rental of any commercial or retail space to tenants at the Hotel, (iv) the maintenance and repair of the Real Property and tangible Personal Property, (v) the employment of the Employees, and (vi) the payment of Taxes.

“Business Day” means any day other than a Saturday, Sunday or federal legal holiday.

“Casualty” has the meaning set forth in Section 14.1.

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” has the meaning set forth in Section 10.1.

“Closing Escrow” has the meaning set forth in Section 10.2.

“Closing Escrow Agreement” has the meaning set forth in Section 10.2.

“Closing Statement” has the meaning set forth in Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Compensation” means, with respect to any Employee, all salary and wages which such Employee is entitled to receive at the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding and employer contributions required under Applicable Law, but expressly excluding all other compensation accrued or payable to such Employee, including, without limitation, any (i) bonus or incentive compensation; (ii) Accrued PTO, sick days and personal days; and (iii) health, welfare and other benefits provided to such Employee under any Seller Employee Plans, and employer contributions to, and amounts paid or accrued under, any Seller Employee Plans for the benefit of such Employee.

“Condemnation” has the meaning set forth in Section 14.2.

“Confidential Information” has the meaning set forth in Section 8.1.1.

“Contracts” means, collectively, the Equipment Leases and Operating Agreements, but expressly excluding the National/Regional Agreements.

“Cut-Off Time” has the meaning set forth in Section 11.2.

“Data Room Web Site” has the meaning set forth in Section 4.1.3.

“Deed” has the meaning set forth in Section 10.3.1(b).

“Due Diligence Contingency” has the meaning set forth in Section 4.1.1.

“Due Diligence Period” has the meaning set forth in Section 4.1.1.

“Earnest Money Deposit” means, at the time in question, the amounts then deposited with Escrow Agent in respect of the Initial Deposit and Additional Deposit, together with all interest and any other amounts earned thereon.

“Earnest Money Escrow Agreement” has the meaning set forth in Section 3.2.1.

“Employees” means, at the time in question, all persons employed full time or part time at the Hotel by Seller, Operating Tenant, or any of their Affiliates.

“Employer” means the employer of the Employees.

“Employment Agreements” has the meaning set forth in Section 7.1.8(b).

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous

Substances over, on, in, under or from the Property, or (ii) violation of any Environmental Laws with respect to the Property.

“Environmental Laws” means any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, and (vii) the Hazardous Materials Transportation Act, and similar state and local laws, as amended as of the time in question.

“Environmental Liabilities” means all liabilities and obligations under any Environmental Laws arising from or in connection with the Property, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Environmental Reports” has the meaning set forth in Section 7.1.10.

“Equipment Leases” has the meaning set forth in Section 2.1.9.

“Escrow Agent” means Chicago Title Insurance Company, through its offices at 171 North Clark Street, Chicago, Illinois 60601.

“Excluded IT Systems” has the meaning set forth in Section 2.2.6.

“Excluded Property” has the meaning set forth in Section 2.2.

“F&B” has the meaning set forth in Section 2.1.6.

“FF&E” has the meaning set forth in Section 2.1.3.

“Franchisor” means Westin License Company, a Delaware corporation.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Ground Landlord” has the meaning set forth in Section 2.1.1.

“Ground Lease” has the meaning set forth in Section 2.1.1.

“Ground Lease Estoppel” has the meaning set forth in Section 9.1.1(c).

“Guest Ledger” means all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel.

“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether in solid, semisolid, liquid or gaseous form, including, without limitation, asbestos, petroleum or petroleum by products and polychlorinated biphenyls.

“Hotel Guest Data” means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Starwood or its Affiliates, whether obtained or derived by Starwood, Seller or their Affiliates from: (a) guests or customers of the Hotel or any facility associated with the Hotel; (b) guests or customers of any other hotel or lodging property (including any condominium or interval ownership properties) owned, leased, operated, licensed or franchised by a Starwood Entity, or any facility associated with such hotels or other properties (including restaurants, golf courses and spas); or (c) any other sources and databases, including Starwood brand websites, Starwood central reservations database, operational data base (ODS), Starwood Preferred Guest Program, Starwood Vacation Ownership, Starwood Integrated Property System, and the STARS Direct Program.

“Hotel Guest Information” means any guest profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and other information obtained in the Ordinary Course of Business from guests of the Hotel during such guests’ stay at the Hotel or during such guests’ use of the facilities associated with the Hotel.

“Improvements” has the meaning set forth in Section 2.1.2.

“Indemnification Claim” has the meaning set forth in Section 15.5.1.

“Indemnification Deductible” has the meaning set forth in Section 15.4.2.

“Indemnification Loss” means, with respect to any Indemnitee, any actual (and not contingent) liability, damage (but expressly excluding any consequential and punitive damages), loss, cost or expense, including, without limitation, reasonable attorneys fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” has the meaning set forth in Section 15.5.1.

“Indemnitor” has the meaning set forth in Section 15.5.1.

“Initial Deposit” has the meaning set forth in Section 3.2.1.

“Inspections” has the meaning set forth in Section 4.1.2.

“Intellectual Property” has the meaning set forth in Section 2.1.12.

“Inventoried Baggage” has the meaning set forth in Section 12.2.

“Inventoried Safe Deposit Box” has the meaning set forth in Section 12.1.

“IT Systems” has the meaning set forth in Section 2.1.5.

“Knowledge” means (i) with respect to Seller, the actual knowledge of Ms. Laura Benner, Mr. Thomas Smith, and Mr. Thomas Healy without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its Affiliates, and (ii) with respect to Purchaser, (A) the actual knowledge of Mr. Patrick Campbell and Ms. Tracy Colden, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Purchaser or any of its Affiliates, (B) any matter disclosed in any exhibits or schedules to this Agreement, (C) any matter disclosed in any Seller Due Diligence Materials or any other documents or materials provided by Seller to Purchaser prior to Closing, and (D) any matter disclosed by the Inspections or in the Purchaser Due Diligence Reports. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

“Leased Premises” has the meaning set forth in Section 2.1.1.

“Letter of Intent” means that certain letter of intent, dated September 6, 2005, and countersigned on September 9, 2005, between Starwood and Purchaser outlining the general terms of the transaction described in this Agreement.

“Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen.

“Licenses and Permits” has the meaning set forth in Section 2.1.11.

“Liquor Licenses” has the meaning set forth in Section 8.3.

“Material Casualty” has the meaning set forth in Section 14.1.1.

“Material Condemnation” has the meaning set forth in Section 14.2.1.

“Material Contract” means any Contract requiring aggregate annual payments in excess of Ten Thousand Dollars ($10,000) for any year during the term of such Contract after the Closing.

“Mutual Closing Conditions” has the meaning set forth in Section 9.1.1.

“National/Regional Operating Agreements” has the meaning set forth in Section 2.2.3.

“New Franchise Agreement” means that certain license agreement in the form attached hereto as Exhibit B.

“New Survey Defect” has the meaning set forth in Section 5.3.3.

“New Title and Survey Election Notice” has the meaning set forth in Section 5.3.3.

“New Title and Survey Objection Notice” has the meaning set forth in Section 5.3.3.

“New Title and Survey Response Notice” has the meaning set forth in Section 5.3.3.

“New Title Exception” has the meaning set forth in Section 5.3.3.

“Notice” has the meaning set forth in Section 16.1.1.

“Operating Agreements” has the meaning set forth in Section 2.1.10.

“Operating Lease” means that certain lease between Seller, as landlord, and Operating Tenant, as tenant, with respect to the Hotel.

“Operating Tenant” means Starwood, as tenant under the Operating Lease.

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practice for the Business, with reasonable variances from custom and practice to address the facts and circumstances in existence from time to time.

“Permitted Exceptions” has the meaning set forth in Section 5.3.2.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” means the Property other than the Real Property.

“Plans and Specifications” has the meaning set forth in Section 2.1.14.

“Post Due Diligence Disclosure” has the meaning set forth in Section 16.15.

“Property” has the meaning set forth in Section 2.1.

“Property Condition Liabilities” has the meaning set forth in Section 2.3.

“Prorations” has the meaning set forth in Section 11.2.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser 401(k) Plan” has the meaning set forth in Section 8.4.6.

“Purchaser Closing Condition Failure” has the meaning set forth in Section 13.2.

“Purchaser Closing Conditions” has the meaning set forth in Section 9.2.

“Purchaser Closing Deliveries” has the meaning set forth in Section 10.3.2.

“Purchaser Default” has the meaning set forth in Section 13.3.

“Purchaser Documents” has the meaning set forth in Section 7.2.2.

“Purchaser Due Diligence Reports” has the meaning set forth in Section 4.1.4.

“Purchaser Indemnitees” means Purchaser and its Affiliates, Purchaser’s manager and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Designee” means any Affiliate of Purchaser designated by Purchaser in accordance with Section 16.4 to receive title to the Property.

“Purchaser’s Inspectors” has the meaning set forth in Section 4.1.2.

“Real Property” has the meaning set forth in Section 2.1.2.

“Rehired Employees” has the meaning set forth in Section 8.4.2.

“Retail Merchandise” has the meaning set forth in Section 2.1.7.

“Retained Employees” has the meaning set forth in Section 8.4.1.

“Retained Employees Notice” has the meaning set forth in Section 8.4.1.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Seller 401(k) Plan” has the meaning set forth in Section 8.4.6.

“Seller Closing Conditions” has the meaning set forth in Section 9.3.

“Seller Closing Deliveries” has the meaning set forth in Section 10.3.1.

“Seller Cure Period” has the meaning set forth in Section 13.2.

“Seller Default” has the meaning set forth in Section 13.1.

“Seller Documents” has the meaning set forth in Section 7.1.2.

“Seller Due Diligence Materials” has the meaning set forth in Section 4.1.3(a).

“Seller Employee Plans” means all plans and programs maintained by or on behalf of Employer for the health, welfare or benefit of any Employees and/or their respective spouses, dependents or other qualified beneficiaries, including, without limitation, the Seller 401(k) Plan.

“Seller Indemnitees” means Seller, Operating Tenant, Starwood, Employer and their respective Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Possession” means in the physical possession of any officer or employee of any Starwood Entity who has primary responsibility for the Business; provided, however, that any reference in this Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any such documents or materials that (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement or to Applicable Law prohibiting their disclosure by any Starwood Entity, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of any Starwood Entity.

“SpectraSite Agreement” means that certain Agreement for Management of Telecommunications Sites, dated March 20, 2000, from SpectraSite, as successor in interest to Apex Site Management, Inc., and Starwood, for telecommunication site management, as amended pursuant to that certain Amendment to Management Agreement, dated October 31, 2000.

“Starwood” means Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation.

“Starwood Entity” means Starwood, Seller or any of their respective Affiliates.

“Starwood Proprietary Marks” has the meaning set forth in Section 2.2.2.

“Starwood Proprietary Property” has the meaning set forth in Section 2.2.2.

“Supplies” has the meaning set forth in Section 2.1.4.

“Survey” has the meaning set forth in Section 5.2.

“Survey Defects” has the meaning set forth in Section 5.3.1.

“Survival Period” has the meaning set forth in Section 15.1.1.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller with respect to the Property or the Business, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.

“Tenant Leases” has the meaning set forth in Section 2.1.8.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Title and Survey Side Letter” has the meaning set forth in Section 5.3.1.

“Title Commitment” has the meaning set forth in Section 5.1.

“Title Company” means Chicago Title Insurance Company, through its offices at 171 North Clark Street, Chicago, Illinois 60601.

“Title Exceptions” has the meaning set forth in Section 5.3.1.

“Title Policy” has the meaning set forth in Section 5.4.

“Trade Payables” has the meaning set forth in Section 11.2.12.

“Unpermitted Exceptions” has the meaning set forth in Section 5.3.1.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Warranties” has the meaning set forth in Section 2.1.15.

ARTICLE II

THE PROPERTY AND LIABILITIES

2.1 Description of the Property. Subject to the terms set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller and Operating Tenant, as the case may be, in and to the property and assets set forth in this Section 2.1, but expressly excluding the Excluded Property (collectively, the “Property”):

2.1.1. Ground Lease. That certain Lease Agreement, dated August 29, 1996 (the “Ground Lease”), by and between The Trustees of Princeton University, as successor in interest to Forrestal Center Corporation, a New Jersey corporation, as landlord (the “Ground Landlord”), and Seller, as successor-in-interest to Gale & Wentworth Princeton Partners, L.P., a New Jersey limited partnership, as tenant, for the premises described therein (the “Leased Premises”);

2.1.2. Improvements. All buildings, structures and improvements located on or affixed to the Leased Premises and all fixtures on the Leased Premises which constitute real property under Applicable Law, to the extent Seller has any right, title or interest ownership therein under the Ground Lease (the “Improvements”; the leasehold estate created pursuant to the Ground Lease and the Improvements are referred to collectively herein as the “Real Property”);

2.1.3. FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property which are located at the Hotel and used exclusively in the Business, or ordered for future use at the Hotel as of the Closing, other than the Supplies, IT Systems, F&B, Retail Merchandise, Books and Records and Plans and Specifications (the “FF&E”);

2.1.4. Supplies. All china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus, directories and other printed materials, and all other similar supplies and materials, which are located at the Hotel or ordered for future use at the Hotel as of the Closing (the “Supplies”);

2.1.5. IT Systems. All computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used at the Hotel (subject to the terms of the applicable license agreement), to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer, but expressly excluding the Excluded IT Systems (the “IT Systems”);

2.1.6. Food and Beverage. All food and beverages (alcoholic and non alcoholic) which are located at the Hotel (whether opened or unopened), or ordered for future use at the Hotel as of the Closing, including, without limitation, all food and beverages located in the guest rooms, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (the “F&B”);

2.1.7. Retail Merchandise. All merchandise located at the Hotel and held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel as of the Closing, including, without limitation, the inventory held for sale in any gift shop, pro shop or newsstand operated by Seller or Operating Tenant at the Hotel, but expressly excluding the F&B (the “Retail Merchandise”);

2.1.8. Tenant Leases. All leases, subleases, licenses, concessions and similar agreements granting to any other Person the right to use or occupy any portion of the Real Property, other than the Ground Lease, the Operating Lease and Bookings, together with all security deposits held by Seller or Operating Tenant thereunder, to the extent the same and such security deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Tenant Leases”);

2.1.9. Equipment Leases. All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel which are held by Seller or Operating Tenant and used exclusively in the Business, together with all deposits made by Seller or Operating Tenant thereunder, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Equipment Leases”);

2.1.10. Operating Agreements. All maintenance, service and supply contracts, booking and reservation agreements, credit card service agreements, and all other similar agreements for goods or services which are held by Seller or Operating Tenant in connection with the Business, other than the Tenant Leases, Equipment Leases, and Licenses and Permits, together with all deposits made or held by Seller or Operating Tenant thereunder, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Operating Agreements”);

2.1.11. Licenses and Permits. All licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by Seller or Operating Tenant with respect to the Hotel, including, without limitation, the construction, use or occupancy of the Hotel or the Business, together with any deposits made by Seller or Operating Tenant thereunder, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Licenses and Permits”);

2.1.12. Intellectual Property. All trademarks, trade names, service marks and other intellectual property rights set forth in Schedule 2.1.12 (the “Intellectual Property”);

2.1.13. Books and Records. All books and records located at the Hotel which relate exclusively to the Hotel or the Business, but expressly excluding (a) all Hotel Guest Information, (b) all Hotel Guest Data, and (c) all documents and other materials which (i) are legally privileged or constitute attorney work product, (ii) are subject to an Applicable Law or a confidentiality agreement prohibiting their disclosure by any Starwood Entity, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of any Starwood Entity, including, without limitation, all (A) internal financial analyses, appraisals, tax returns, financial statements, (B) corporate or other entity governance records, (C) Employee personnel files, (D) any work papers, memoranda, analysis, correspondence and similar documents and materials prepared by or for any Starwood Entity in connection with the transaction described in this Agreement (the “Books and Records”);

2.1.14. Plans and Specifications. All plans and specifications, blue prints, architectural plans, engineering diagrams and similar items located at the Hotel or in Seller’s Possession which relate exclusively to the Hotel, to the extent the same are transferable (the “Plans and Specifications”);

2.1.15. Warranties. All warranties and guaranties held by Seller or Operating Tenant with respect to any Improvements or Personal Property, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Warranties”);

2.1.16. Bookings. All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel as of the Closing, together with all deposits held by Seller or Operating Tenant with respect thereto (the “Bookings”); and

2.1.17. Guest Ledger and Cash. That portion of Accounts Receivable comprised by the Guest Ledger, as set forth in Section 11.3 and all cash on hand or on deposit in any house bank at the Hotel as set forth in Section 11.2.13 of this Agreement.

2.2 Excluded Property. Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 (the “Excluded Property”) shall not be transferred, assigned or conveyed to Purchaser, and shall be excluded from the Property:

2.2.1. Cash. Except for deposits expressly included in Section 2.1, all cash on hand or on deposit in any house bank, operating account or other account or reserve maintained in connection with the Business, together with any and all credit card charges, checks and other instruments which Seller has submitted for payment as of the Closing;

2.2.2. Starwood Proprietary Property. All (i) trademarks, trade names, service marks, symbols, logos and other intellectual property rights held by any Starwood Entity, except as set forth in Schedule 2.1.12 (the “Starwood Proprietary Marks”); (ii) signs and other fixtures and personal property at the Hotel which bear any of the Starwood Proprietary Marks; (iii) Starwood Entity internal management, operational, employee and similar manuals, handbooks and publications; and (iv) Starwood Entity centralized systems and programs used in connection with the Business, including, without limitation, the (A) sales and marketing, (B) Starwood Preferred Guest program, and (C) purchasing, systems and programs (collectively, “Starwood Proprietary Property”). In addition, the name “Bar10” is not included in the Property to be acquired pursuant to this Agreement. Notwithstanding the foregoing, it is contemplated that after Closing certain of the Starwood Proprietary Property will continue to be utilized in the Business at the Hotel pursuant to and subject to the terms of the New Franchise Agreement;

2.2.3. National/Regional Operating Agreements. All Operating Agreements pursuant to which goods, services, licenses or other items are provided to other hotels which are owned, leased or operated by any Starwood Entity, in addition to the Hotel (the “National/Regional Operating Agreements”), which shall be terminated by Seller at Closing with respect to the Hotel at Seller’s cost and expense, except with respect to the termination of the SpectraSite Agreement, the termination costs and fees for which shall be paid equally by Seller and Purchaser; Notwithstanding the foregoing, it is contemplated that after Closing certain of the National/Regional Operating Agreements will continue to be utilized in the Business at the Hotel pursuant to and subject to the terms of the New Franchise Agreement;

2.2.4. Third-Party Property. Any fixtures, personal property or intellectual property owned by (i) the lessor under any Equipment Leases (except to the extent Purchaser assumes such Equipment Leases), (ii) the supplier, vendor, licensor or other party under any Operating Agreements, National/Regional Operating Agreements or Licenses and Permits, (iii) the tenant under any Tenant Leases, (iv) any Employees, or (v) any guests or customers of the Hotel;

2.2.5. Hotel Guest Information and Data. All Hotel Guest Information and all Hotel Guest Data. Notwithstanding the foregoing, it is contemplated that after Closing certain of the Hotel Guest Information and Hotel Guest Data will continue to be utilized in the Business at the Hotel pursuant to and subject to the terms of the New Franchise Agreement;

2.2.6. Excluded IT Systems. The computer hardware, telecommunications and information technology systems, and computer software set forth in Schedule 2.2.6 (the “Excluded IT Systems”), which Seller shall have the right to remove from the Hotel at or prior to

Closing. Notwithstanding the foregoing, it is contemplated that after Closing certain of the Excluded IT Systems will continue to be utilized in the Business at the Hotel pursuant to and subject to the terms of the New Franchise Agreement;

2.2.7. Operating Lease. The Operating Lease, which shall be terminated by Seller and Operating Tenant at Closing at Seller’s sole cost and expense, and Seller shall provide the Title Company evidence of such termination that is sufficient for the Title Company to remove any recorded documents pertaining to the Operating Lease from the Title Policy;

2.2.8. Accounts Receivable. All Accounts Receivable other than those comprised by the Guest Ledger.

2.3 Assumed Liabilities. At Closing, Purchaser shall assume (i) all Liabilities arising from, relating to or in connection with the Property or the Business arising or accruing as of and after the Closing Date, and (ii) subject to Seller’s express representations and warranties in Section 7.1, all Liabilities with respect to the condition of the Property (regardless of whether such condition existed prior to or exists after the Closing), including, without limitation, the design, construction, engineering, maintenance and repair or environmental condition of the Property, whether arising prior to or after the Closing (the “Property Condition Liabilities”), but in each case expressly excluding the Retained Liabilities (collectively, the “Assumed Liabilities”). The Parties rights and obligations under this Section 2.3 shall survive the Closing.

2.4 Retained Liabilities. At Closing, Seller shall retain (i) all Liabilities arising from, relating to or in connection with the Property or the Business arising or accruing prior to the Closing Date, other than (A) the Property Condition Liabilities and (B) Liabilities for which Purchaser has received a credit under Section 11.2, (ii) any Liabilities relating to the Excluded Property, and (iii) any Liabilities for any claim for personal injury or property damage to a Person (other than any Purchaser Indemnitee), including any such personal injury or property damage resulting from the condition of the Property, in each case which injury or damage occurred prior to Closing and is based on any event which occurred at the Hotel during the period of Seller’s ownership of the Property, including, without limitation, the litigation disclosed on Schedule 7.1.7 (collectively, the “Retained Liabilities”). The Parties rights and obligations under this Section 2.4 shall survive the Closing.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Property is Fifty-Three Million Five Hundred Thousand and no/100 Dollars ($53,500,000.00) (the “Purchase Price”), which shall be adjusted at Closing for the Prorations pursuant to Section 11.2, the Accounts Receivable pursuant to Section 11.3, and as otherwise expressly provided in this Agreement.

3.2 Earnest Money.

3.2.1. Deposit of Earnest Money. Purchaser shall deposit with Escrow Agent the amount of One Million and no/100 Dollars ($1,000,000.00) (the “Initial Deposit”) within two (2) Business Days after the execution and delivery of this Agreement by the Parties. The Initial Deposit shall be held by Escrow Agent in escrow as earnest money pursuant to the escrow agreement in the form attached hereto as Exhibit A, to be entered into among Seller, Purchaser and Escrow Agent (the “Earnest Money Escrow Agreement”), and delivered to Escrow Agent concurrently with the Initial Deposit. If Purchaser terminates this Agreement pursuant to the Due Diligence Contingency in accordance with Section 4.1.1, the Initial Deposit shall be refunded to Purchaser in accordance with Section 3.2.4. If Purchaser does not terminate this Agreement pursuant to the Due Diligence Contingency, then (i) Purchaser shall deposit with Escrow Agent the amount of One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00) within two (2) Business Days after the expiration of the Due Diligence Period (the “Additional Deposit”), which shall be held by Escrow Agent as additional earnest money pursuant to the Earnest Money Escrow Agreement, and (ii) the Initial Deposit and Additional Deposit shall be non refundable to Purchaser, except as otherwise expressly provided in this Agreement.

3.2.2. Investment of Earnest Money. The Initial Deposit and the Additional Deposit shall be invested in accordance with the Earnest Money Escrow Agreement upon Purchaser’s delivery of the Initial Deposit and Additional Deposit (as the case may be).

3.2.3. Disbursement of Earnest Money to Seller. At Closing, Purchaser shall cause Escrow Agent to disburse the Earnest Money Deposit to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money Deposit disbursed to Seller. If this Agreement is terminated for any reason and Purchaser is not entitled to a refund of the Earnest Money Deposit under an express provision of this Agreement, then Purchaser shall provide written notice to Escrow Agent directing Escrow Agent to disburse the Earnest Money Deposit to Seller no later than two (2) Business Days after such termination. This Section 3.2.3 shall survive the termination of this Agreement.

3.2.4. Refund of Earnest Money Deposit to Purchaser. If this Agreement is terminated and Purchaser is entitled to a refund of the Earnest Money Deposit (whether pursuant to the Due Diligence Contingency in accordance with Section 4.1.1 or any other express provision of this Agreement), then Seller shall provide written notice to Escrow Agent directing Escrow Agent to disburse the Earnest Money Deposit to Purchaser; provided, however, that Seller shall not be required to provide such notice until two (2) Business Days after Purchaser’s satisfaction of its obligations under Sections 4.1.3(b) and 4.1.4. This Section 3.2.4 shall survive the termination of this Agreement.

3.3 Payment of Purchase Price.

3.3.1. Payment at Closing. At Closing, Purchaser shall pay to Seller an amount equal to the Purchase Price (as adjusted pursuant to Section 3.1), less the Earnest Money Deposit disbursed to Seller. Purchaser shall cause the wire transfer of funds to be received by Seller no later than 1:00 p.m. (Eastern Time) on the Closing Date. If Seller receives the wire transfer of funds from Purchaser after 3:00 p.m. (Eastern Time) and is unable to reinvest such funds on the Closing Date, then as a condition to the completion of the Closing, Purchaser shall pay interest on the amount of such funds from the Closing Date until the next Business Day at the “prime rate” charged by Seller’s bank.

3.3.2. Method of Payment. All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

ARTICLE IV

CONTINGENCIES

4.1 Due Diligence.

4.1.1. Due Diligence Contingency. Purchaser shall have a period from the date of the Letter of Intent until 5:00 p.m. on the Effective Date (the “Due Diligence Period”), to perform its due diligence review of the Property and all matters related thereto which Purchaser deems advisable, including, without limitation, any engineering, environmental, title, survey, financial, operational and legal compliance matters relating to the Property. If Purchaser, in its sole discretion, is not satisfied with the results of its due diligence review of the Property for any reason, Purchaser shall have the right to terminate this Agreement by providing written notice to Seller prior to the expiration of the Due Diligence Period (the “Due Diligence Contingency”). If Purchaser terminates this Agreement pursuant to the Due Diligence Contingency in accordance with this Section 4.1.1, then the Earnest Money Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. If Purchaser does not terminate this Agreement pursuant to the Due Diligence Contingency in accordance with this Section 4.1.1, Purchaser shall be deemed to have waived its rights to terminate this Agreement pursuant to the Due Diligence Contingency.

4.1.2. Due Diligence Inspections. Purchaser shall have the right to perform such examinations, tests, investigations and studies of the Property (the “Inspections”) as Purchaser reasonably deems advisable, in accordance with this Section 4.1.2. Purchaser may conduct the Inspections with its officers, employees, contractors, consultants, agents or representatives (“Purchaser’s Inspectors”); provided, however, that Purchaser shall cause the Purchaser’s Inspectors to comply with the provisions regarding Confidential Information set forth in Section 8.1. Seller shall provide reasonable access to the Property for Purchaser’s Inspectors to perform the Inspections; provided, however, that (i) Purchaser shall provide Seller with at least twenty four (24) hours prior notice of each of the Inspections; (ii) Purchaser’s Inspectors shall be accompanied by an employee, agent or representative of Seller; (iii) the Inspections shall be conducted by Purchaser’s Inspectors on a Business Day between 10:00 a.m. and 5:00 p.m. (local time); (iv) Purchaser’s Inspectors shall not perform any drilling, coring or other invasive testing, without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion; (v) Purchaser’s right to perform the Inspections shall be subject to the rights of tenants, guests and customers at the Hotel; and (vi) the Inspections shall not unreasonably interfere with the Business, and Purchaser’s Inspectors shall comply with Seller’s requests with respect to the Inspections to minimize such interference.

4.1.3. Seller’s Due Diligence Materials.

(a) Purchaser acknowledges its receipt of the due diligence materials set forth in on the secure web site located at “www.rcm1.com/invite/9EE-00-3C014” established by

Broker (the “Data Room Web Site”). Seller shall provide to Purchaser promptly upon request by Purchaser, or make available to Purchaser at the Hotel for review and copying by Purchaser, such additional due diligence materials in Seller’s Possession relating to the Property which are reasonably requested by Purchaser, and Purchaser agrees to acknowledge in writing, upon Seller’s request, the receipt of any due diligence documents or materials delivered to Purchaser. (All documents and materials provided by Seller to Purchaser pursuant to the Letter of Intent or this Agreement (including, without limitation, any and all documents and materials set forth on the Data Room Web Site), together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations or other analyses made by or for Purchaser based on the information in such documents or materials, are referred to collectively herein as the “Seller Due Diligence Materials”.)

(b) If this Agreement is terminated, Purchaser promptly shall (a) return all original Seller Due Diligence Materials provided to Purchaser, and destroy all other Seller Due Diligence Materials, (b) cause all Persons to whom Purchaser has provided any Seller Due Diligence Materials to return any original Seller Due Diligence Materials to Purchaser, and destroy all other Seller Due Diligence Materials, and (c) certify to Seller that all original Seller Due Diligence Materials have been returned to Seller and all other Seller Due Diligence Materials have been destroyed.

4.1.4. Purchaser’s Due Diligence Reports. If this Agreement is terminated, Purchaser shall provide a copy to Seller of all final studies, reports and assessments prepared by any Person for or on behalf of Purchaser (other than any internal studies, reports and assessments or other privileged information prepared by any of Purchaser’s employees, attorneys or accountants) in connection with the Inspections (the “Purchaser Due Diligence Reports”). If requested by Seller, Purchaser shall use commercially reasonable efforts to obtain an original of any such Purchaser Due Diligence Reports for Seller, together with a reliance letter in favor of Seller from the Person who prepared such Purchaser Due Diligence Reports; provided, however, that Seller shall pay for any fees, costs or expenses charged by such Person for such original Purchaser Due Diligence Report and/or reliance letter.

4.1.5. Release and Indemnification. Purchaser (for itself and all Purchaser Indemnitees) hereby releases the Seller Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee arising from or in connection with the Inspections (including, without limitation, any liens placed on the Property or any other property owned by a Person other than Purchaser (including any Excluded Property) as a result of such Inspections), except to the extent resulting from Seller’s gross negligence or willful misconduct. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with ARTICLE XV from and against any Indemnification Loss incurred by any Seller Indemnitee arising from or in connection with the Inspections, except to the extent resulting from Seller’s gross negligence or willful misconduct. At Seller’s request, Purchaser, at its cost and expense, shall repair any damage to the Property or any other property owned by a Person other than Purchaser (including any Excluded Property) arising from or in connection with the Inspections, and restore the Property or such other third party property (including any Excluded Property) to the same condition as existed prior to such Inspections, or replace the Property or such third party property with property (including any Excluded Property) of the same quantity and quality. This Section 4.1.5 shall survive the termination of this Agreement.

4.1.6. Insurance. Prior to commencing any Inspections, Purchaser shall provide to Seller a certificate of insurance, in form and substance reasonably satisfactory to Seller, evidencing that Purchaser maintains (i) commercial general liability insurance in an amount no less than Five Million and no/100 Dollars ($5,000,000.00), with an insurance company with a Best’s rating of no less than A/VIII, insuring Purchaser against its indemnification obligations under Section 4.1.5, and naming Seller and such other Persons designated by Seller as an additional insured thereunder, and (ii) worker’s compensation insurance in amount, form and substance required under Applicable Law. Purchaser’s maintenance of such insurance policies shall not release or limit Purchaser’s indemnification obligations under Section 4.1.5.

ARTICLE V

TITLE TO THE PROPERTY

5.1 Title Commitment. Purchaser acknowledges its receipt of a commitment for an ALTA owner’s title insurance policy from the Title Company for the Real Property dated February 21, 2005, as commitment number 3625-80051 (the “Title Commitment”), together with a copy of all documents referenced therein obtained from the Title Company. Notwithstanding anything to the contrary in this Agreement, if Purchaser terminates this Agreement pursuant to the Due Diligence Contingency, Purchaser shall reimburse Seller for all fees, costs and expenses incurred by Seller to obtain the Title Commitment.

5.2 Survey. Purchaser acknowledges its receipt of a survey of the Real Property, prepared by Van Note - Harvey Associates, P.C., Harry J. Sypniewski, surveyor, dated April 27, 2005, as Order No. 36114-500-11 (the “Survey”). Notwithstanding anything to the contrary in this Agreement, if Purchaser terminates this Agreement pursuant to the Due Diligence Contingency, Purchaser shall reimburse Seller for all fees, costs and expenses incurred by Seller to obtain the Survey.

5.3 Exceptions to Title.

5.3.1. Unpermitted Exceptions. If Purchaser objects to any (a) liens, encumbrances or other exceptions to title (the “Title Exceptions”) disclosed in the Title Commitment, or (b) encroachments by improvements on adjoining properties onto or over the Leased Premises, any encroachments of the Improvements onto or over adjoining properties, setback lines or easements (to the extent in violation thereof) or other survey defects (the “Survey Defects”) disclosed in the Survey, Purchaser shall confer with the Title Company and Seller to attempt to agree on which shall constitute “unpermitted exceptions” to title to the Real Property (the “Unpermitted Exceptions”) prior to the expiration of the Due Diligence Period; provided, however, that (i) the rights and interests of customers and guests at the Hotel to occupy rooms on a transient license basis, (ii) the rights of tenants under the Tenant Leases, as tenants only, pursuant to the Tenant Leases, and (iii) all liens and encumbrances caused or created by any Purchaser Indemnitee shall in no event constitute Unpermitted Exceptions. Notwithstanding the foregoing, Seller agrees that the following shall constitute Unpermitted Exceptions: (i) any mortgages, deeds of trust or other security interests for any financing incurred by Seller which is not assumed by Purchaser under this Agreement, (ii) Taxes which constitute Title Exceptions which would be delinquent if unpaid at Closing; provided, however, that if any such Taxes are payable in installments, such obligation shall apply only to the extent such installments would be delinquent if unpaid at Closing, and (iii) any other Title Exceptions objected to by Purchaser which may be removed in accordance with its terms by payment of a liquidated amount which in the aggregate do not exceed Ten Thousand and no/100 Dollars ($10,000.00). If the Parties agree on which Title Exceptions and Survey Defects shall constitute the Unpermitted Exceptions, the Parties shall enter into a side letter agreement with Seller setting forth which Title Exceptions and Survey Defects shall constitute the Unpermitted Exceptions (the “Title and Survey Side Letter”). If the Parties cannot agree on which Title Exceptions and Survey Defects shall constitute the Unpermitted Exceptions, Purchaser’s sole and exclusive remedy shall be to terminate this Agreement pursuant to the Due Diligence Contingency.

5.3.2. Permitted Exceptions. Except as provided in Section 5.3.3 below, all Title Exceptions and Survey Defects other than those expressly set forth in the Title and Survey Side Letter or in Section 5.3.1 shall constitute “permitted exceptions” to title to the Real Property (the “Permitted Exceptions”).

5.3.3. Updated Title Commitment or Survey. If any update of the Title Commitment delivered to Purchaser after the expiration of the Due Diligence Period discloses any Title Exception which is not disclosed in a Title Commitment provided to Purchaser prior to the expiration of the Due Diligence Period (a “New Title Exception”), or any update of the Survey delivered to Purchaser after the expiration of the Due Diligence Period discloses any Survey Defect which is not disclosed in a Survey delivered to Purchaser prior to the expiration of the Due Diligence Period (a “New Survey Defect”), and (i) Purchaser otherwise did not have Knowledge of such New Title Exception or New Survey Defect prior to the expiration of the Due Diligence Period, (ii) such New Title Exception or New Survey Defect would have an adverse effect on the ownership of the Property or operation of the Hotel after the Closing, and (iii) such New Title Exception or New Survey Defect was not caused by Purchaser or any Person on behalf of Purchaser, then Purchaser shall have the right to request Seller to remove or cure such New Title Exception or New Survey Defect at or prior to Closing by providing written notice to Seller within the earlier of: (A) five (5) Business Days after receiving such update of the Title Commitment or Survey, or (B) the Closing (the “New Title and Survey Objection Notice”). If Purchaser provides a New Title and Survey Objection Notice to Seller, Seller may elect, by providing written notice (the “New Title and Survey Election Notice”) to Purchaser within the earlier of five (5) Business Days after Seller’s receipt of such New Title and Survey Objection Notice or the Closing, (1) to accept such New Title Exception or New Survey Defect as an additional Unpermitted Exception to be removed or cured at or prior to Closing, or (2) not to remove or cure such New Title Exception or New Survey Defect. If Seller does not provide a New Title and Survey Election Notice to Purchaser within such time period, then Seller shall be deemed to have elected not to remove or cure such New Title Exception or New Survey Defect as an Unpermitted Exception pursuant to clause (2) of the preceding sentence. If Seller elects or is deemed to have elected not to remove or cure a New Title Exception or New Survey Defect, then Purchaser shall have the right to elect, by providing written notice (the “New Title and Survey Response Notice”) to Seller within the earlier of ten (10) Business Days after Purchaser’s receipt of the New Title and Survey Election Notice or the Closing to (I) terminate this Agreement, in which case the Earnest Money Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (II) proceed to Closing pursuant to this Agreement and accept title to the Real Property subject to such New

Title Exception or New Survey Defect which thereafter shall be deemed to constitute a Permitted Exception, without any credit against the Purchase Price for such New Title Exception or New Survey Defect. If Purchaser does not provide a New Title and Survey Response Notice to Seller within such time period, Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (II) of the preceding sentence.

5.3.4. Removal of Unpermitted Exceptions. Seller shall have no obligation to cure any Title Exceptions or Survey Defects other than the Unpermitted Exceptions as set forth in the Title and Survey Side Letter or any New Title and Survey Election Notice. Seller may cure any Unpermitted Exception by removing such Unpermitted Exception from title or causing the Title Company to commit to remove or insure over such Unpermitted Exception in the Title Policy at any time prior to or at Closing. If the Title Company does not agree to remove or insure over any Unpermitted Exception in the Title Policy, but another nationally recognized title insurance company is willing to issue the Title Policy without such Unpermitted Exception in the Title Policy, then Seller shall have the right to obtain, and Purchaser shall accept, a Title Policy from such other title insurance company which otherwise shall satisfy the requirements of Section 5.4, in which case the term “Title Company” shall be deemed to refer to such other title insurance company for all purposes in this Agreement.

5.3.5. Extension of Closing Date. If Seller determines that it will be unable to remove or cure any Unpermitted Exceptions prior to Closing, Seller shall have the right, but not the obligation, to postpone the Closing one time for up to thirty (30) days by providing written notice to Purchaser no later than three (3) Business Days prior to the then scheduled closing date.

5.4 Title Policy. At Closing, Seller shall use commercially reasonable efforts to cause the Title Company to issue an owner’s title insurance policy to Purchaser or Purchaser’s Designee (which may be in the form of a mark up of the Title Commitment) in accordance with the Title Commitment, insuring Purchaser’s valid leasehold interest in the Leased Premises as of the Closing Date, subject to the Permitted Exceptions (the “Title Policy”).

5.5 Conveyance of the Property. At Closing, Seller shall convey the Real Property subject to all (i) Permitted Exceptions, and (ii) all Unpermitted Exceptions which are cured by causing the Title Company to remove or insure over such Unpermitted Exceptions in the Title Policy in a manner reasonably acceptable to Purchaser, but which otherwise are not removed from title.

ARTICLE VI

CONDITION OF THE PROPERTY

6.1 PROPERTY SOLD “AS IS”. PURCHASER ACKNOWLEDGES AND AGREES THAT (A) THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS, SUBJECT TO ORDINARY WEAR AND TEAR FROM THE EFFECTIVE DATE UNTIL CLOSING, AND (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NO OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 6.1 SHALL OBLIGATE PURCHASER TO CLOSE THE TRANSACTIONS CONTEMPLATED

IN THIS AGREEMENT IF ANY OF THE PURCHASER CLOSING CONDITIONS ARE NOT SATISFIED AT THE CLOSING.

6.2 LIMITATION ON REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, OPERATING TENANT, STARWOOD, EMPLOYER OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS, (C) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN THE SELLER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (E) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE BUSINESS.

6.3 RELIANCE ON DUE DILIGENCE. PURCHASER ACKNOWLEDGES AND AGREES THAT:

(A) PURCHASER SHALL HAVE HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS AS OF THE EXPIRATION OF THE DUE DILIGENCE PERIOD, INCLUDING REVIEWING ALL SELLER DUE DILIGENCE MATERIALS AND OBTAINING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY AND THE BUSINESS;

(B) PURCHASER SHALL BE DEEMED TO BE SATISFIED WITH THE RESULTS OF ITS DUE DILIGENCE REVIEW OF THE PROPERTY AND THE BUSINESS UPON ITS DEPOSIT OF THE ADDITIONAL DEPOSIT;

(C) PURCHASER WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY, ITS REVIEW OF THE SELLER DUE DILIGENCE MATERIALS AND THE REPRESENTATIONS, WARRANTIES, AND COVENANTS EXPRESSLY MADE BY SELLER IN THIS AGREEMENT IN PURCHASING THE PROPERTY; AND

(D) PURCHASER WILL NOT BE RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY SELLER (EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, AND COVENANTS EXPRESSLY MADE BY SELLER IN THIS AGREEMENT), OPERATING TENANT, STARWOOD, EMPLOYER OR ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1 Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transaction described in this Agreement, Seller hereby makes the express representations and warranties in this Section 7.1, upon which Seller acknowledges and agrees that Purchaser is entitled to rely.

7.1.1. Organization and Power. Seller is duly incorporated or formed (as the case may be), validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the jurisdiction in which the Property is located, and has all requisite power and authority to own the Property and conduct the Business as currently owned and conducted.

7.1.2. Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Seller pursuant to this Agreement (the “Seller Documents”), and to perform all obligations of Seller under each of the Seller Documents, (ii) the execution and delivery by the signer on behalf of Seller of each of the Seller Documents, and the performance by Seller of its obligations under each of the Seller Documents, has been duly and validly authorized by all necessary action by Seller, and (iii) each of the Seller Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except to the extent Purchaser itself is in default thereunder.

7.1.3. Consents and Approvals; No Conflicts. Subject to the recordation of any Seller Documents as appropriate, the approval of the appropriate Governmental Authorities in connection with the transfer of the Licenses and Permits, and except as disclosed in Schedule 7.1.3, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller of any of the Seller Documents, or the performance by Seller of any of its obligations under any of the Seller Documents or the consummation by Seller of the transaction described in this Agreement, except to the extent the failure to obtain such permit, authorization, consent or approval would not have a material adverse effect on the Business, the Property, or Seller’s ability to consummate the transaction described in this Agreement, and (ii) neither the execution and delivery by Seller of any of the Seller Documents, nor the performance by Seller of any of its obligations under any of the Seller Documents, nor the consummation by Seller of the transaction described in this Agreement, will: (A) violate any provision of Seller’s organizational or governing documents;

(B) violate any Applicable Law to which Seller or the Property is subject; or (C) result in a violation or breach of, or constitute a default under any of the Material Contracts, except to the extent such violation, breach or default would not have a material adverse effect on the Business, the Property, or Seller’s ability to consummate the transaction described in this Agreement, or (D) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.

7.1.4. Title to Personal Property. Except as set forth in Schedule 7.1.4, Seller and Operating Tenant, collectively, have good and valid title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing.

7.1.5. Condemnation. Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting the Property or any portion thereof.

7.1.6. Compliance with Applicable Law. Except as set forth in Schedule 7.1.6, Seller has not received any written notice of a violation of any Applicable Law with respect to the Property which has not been cured or dismissed.

7.1.7. Litigation. Except as set forth in Schedule 7.1.7, neither Seller nor Operating Tenant has (i) been served with any court filing in any litigation with respect to the Property or the Business in which Seller or Operating Tenant, as the case may be, is named a party which has not been resolved, settled or dismissed, or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to the Property or the Business which has not been resolved, settled or dismissed.

7.1.8. Employees.

(a) Union Contract. Seller is not a party to any collective bargaining agreement with any labor union with respect to the Employees.

(b) Employment Agreements. Except for the employment agreements set forth in Schedule 7.1.8 (the “Employment Agreements”), Seller is not a party to any written employment or compensation agreements with any of the Employees, other than with any Retained Employees and other than Employer’s standard offer letters for at-will employment.

7.1.9. Taxes. Except as disclosed in Schedule 7.1.9, (i) all Taxes which would be delinquent if unpaid will be paid in full or prorated at Closing as part of the Prorations pursuant to Section 11.2; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing, (ii) Seller has not received any written notice for an audit of any Taxes which has not been resolved or completed, and (iii) Seller is not currently contesting any Taxes.

7.1.10. Environmental Matters. Schedule 7.1.10 sets forth a correct and complete list of all environmental assessments, reports and studies relating to the Property in Seller’s

Possession (the “Environmental Reports”), and Seller has made available to Purchaser a true and complete copy of the Environmental Reports.

7.1.11. Licenses and Permits. Seller has made available to Purchaser a true and complete copy of the Licenses and Permits. Except as set forth in Schedule 7.1.11, Seller has not received any written notice from any Governmental Authority or other Person of (i) any violation, suspension, revocation or non renewal of any Licenses and Permits with respect to the Property or the Business that has not been cured or dismissed, or (ii) any failure by Seller to obtain any Licenses and Permits required for the Property or the Business that has not been cured or dismissed.

7.1.12. Tenant Leases. Schedule 7.1.12 sets forth a correct and complete list of the Tenant Leases, and Seller has made available to Purchaser a true and complete copy of the Tenant Leases. Except as set forth in Schedule 7.1.12, Seller has neither given nor received any written notice of any breach or default under any of the Tenant Leases which has not been cured. Except as set forth in Schedule 7.1.12, to Seller’s Knowledge the Tenant Leases are in full force and effect.

7.1.13. Material Contracts. Schedule 7.1.13 sets forth a correct and complete list of the Material Contracts, and Seller has made available to Purchaser a true and complete copy of the Material Contracts. Except as set forth on Schedule 7.1.13, Seller has neither given nor received any written notice of any breach or default under any of the Material Contracts which has not been cured. Except as set forth in Schedule 7.1.13, to Seller’s Knowledge the Material Contracts are in full force and effect.

7.1.14. Management Agreements. Seller is not a party to any management or franchise agreements with respect to the Hotel.

7.1.15. Ground Lease. Seller has made available to Purchaser a true and complete copy of the Ground Lease. Except as set forth in Schedule 7.1.15, Seller has neither given nor received any written notice of any breach or default under the Ground Lease which has not been cured. Except as set forth in Schedule 7.1.15, to Seller’s Knowledge the Ground Lease is in full force and effect.

7.1.16. Bookings. Schedule 7.1.16 sets forth a correct “pace report” of all group Bookings for the ninety (90) days following the date of such “pace report,” which group “pace report” shall be updated at Closing and made available to Purchaser at the Hotel.

7.1.17. Insurance. Schedule 7.1.17 sets forth a correct and complete list of each insurance policy maintained by Seller with respect to the Property and the Business.

7.1.18. Finders and Investment Brokers. Except for the Broker, Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transaction described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.

7.1.19. Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

7.1.20. Bankruptcy. Seller has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Seller or for the appointment of a receiver or trustee for all or any substantial part of the Property, nor has Seller made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debt as they become due.

Notwithstanding the foregoing, if Purchaser has Knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to (i) the expiration of the Due Diligence Period, and Purchaser nevertheless elects not to terminate this Agreement pursuant to the Due Diligence Contingency, or (ii) Closing, and Purchaser nevertheless proceeds to close the transaction described in this Agreement, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s Knowledge of such breach.

7.2 Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transaction described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 7.2, upon which Purchaser acknowledges and agrees that Seller is entitled to rely.

7.2.1. Organization and Power. Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

7.2.2. Authority and Binding Obligation. (i) Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser Documents”), and to perform all obligations of Purchaser arising under each of the Purchaser Documents, (ii) the execution and delivery by the signer on behalf of Purchaser of each of the Purchaser Documents, and the performance by Purchaser of its obligations under each of the Purchaser Documents, has been duly and validly authorized by all necessary action by Purchaser, and (iii) each of the Purchaser Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent Seller itself is in default thereunder.

7.2.3. Consents and Approvals; No Conflicts. Subject to the recordation of Purchaser Documents, as appropriate and the approval of the appropriate Governmental Authorities in connection with the transfer of the Licenses and Permits, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of any of the Purchaser Documents, the performance by Purchaser of any of its obligations under any of the Purchaser Documents, or the consummation by Purchaser of the transaction described in this Agreement, and (ii) neither the execution and delivery by Purchaser of any of the Purchaser Documents, nor the performance by

Purchaser of any of its obligations under any of the Purchaser Documents, nor the consummation by Purchaser of the transaction described in this Agreement, will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any material contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.

7.2.4. Finders and Investment Brokers. Except for Broker, Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transaction described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.

7.2.5. No Violation of Anti-Terrorism Laws. None of Purchaser’s property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and neither Purchaser nor any Person holding any direct or indirect interest in Purchaser is in violation of any Anti-Terrorism Laws.

Notwithstanding the foregoing, if Seller has Knowledge prior to Closing of a breach of any representation or warranty made by Purchaser in this Agreement and Seller nevertheless elects to close the transaction described in this Agreement, such representation or warranty by Purchaser shall be deemed to be qualified or modified to reflect Seller’s Knowledge of such breach.

ARTICLE VIII

COVENANTS

8.1 Confidentiality.

8.1.1. Disclosure of Confidential Information. Seller and Purchaser shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement or any information disclosed by the Inspections or in the Seller Due Diligence Materials, the Purchaser Due Diligence Reports or any other documents, materials, data or other information with respect to the Property or the Business which is not generally known to the public (the “Confidential Information”). Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (i) disclose any Confidential Information to the extent required under Applicable Law, or (ii) disclose any Confidential Information to any Person on a “need to know” basis, such as their respective shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, managers, franchisors and such other Persons whose assistance is required to consummate the transactions described in this Agreement; provided, however, that Seller or Purchaser (as the case may be) shall (A) advise such Person of the confidential nature of such Confidential Information, and (B) use commercially reasonable efforts to cause such Person to maintain the confidentiality of such Confidential Information.

8.1.2. Public Announcements. Notwithstanding Section 8.1.1, a Party shall have the right to make a public announcement regarding the transaction described in this Agreement after the expiration of the Due Diligence Period, provided that Seller and Purchaser shall approve the form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement under Applicable Law, in which case no such approval by the other Party shall be required.

8.1.3. Communication with Governmental Authorities. Without limiting the generality of the provisions in Section 8.1.1, Purchaser shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including, without limitation, Purchaser’s Inspectors), directly or indirectly, communicate with any Governmental Authority or any official, employee or representative thereof, involving any matter with respect to the Property or the Business prior to the expiration of the Due Diligence Period. Notwithstanding the foregoing, Purchaser and its representatives shall have the right, without any requirement to obtain the consent of Seller, to apply to the applicable Governmental Authority for the transfer or issuance to Purchaser of the Liquor Licenses.

8.1.4. Communication with Employees. Without limiting the generality of the provisions in Section 8.1.1, Purchaser shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including, without limitation, Purchaser’s Inspectors), directly or indirectly, communicate with any Employees or any Person representing any Employees involving any matter with respect to the Property or the Business, the Employees or this Agreement, other than Ms. Laura Benner, without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion, unless such communication is arranged by Seller.

8.2 Conduct of the Business.

8.2.1. Operation in Ordinary Course of Business. From the expiration of the Due Diligence Period until the Closing or earlier termination of this Agreement, Seller shall conduct the Business in the Ordinary Course of Business, including, without limitation, (i) maintaining the inventories of FF&E, Supplies, F&B and Retail Merchandise at levels maintained in the Ordinary Course of Business, (ii) performing maintenance and repairs for the Real Property and tangible Personal Property in the Ordinary Course of Business; and (iii) maintaining insurance coverages consistent with Starwood’s risk management policies for its owned hotels.

8.2.2. Contracts. From the expiration of the Due Diligence Period until the Closing or earlier termination of this Agreement, Seller shall not, without Purchaser’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, (i) amend, extend, renew or terminate any existing Tenant Leases, Material Contracts or Licenses and Permits, except in the Ordinary Course of Business, nor (ii) enter into any new Tenant Leases or Material Contracts, unless such new Tenant Leases or Material Contracts are terminable by Purchaser without any termination fee upon not more than thirty (30) days notice.

8.3 Licenses and Permits. Purchaser shall be responsible for obtaining the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits, including, without limitation, the licenses and permits required for the sale and service of alcoholic beverages at the Hotel (the “Liquor Licenses”). Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, including, without limitation, the Liquor Licenses, as of the Closing, and Seller shall use commercially reasonable efforts (at no cost or expense to Seller other than any de minimis cost or expense or any cost or expense which Purchaser agrees in writing to reimburse) to cooperate with Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser. If this Agreement is terminated and Purchaser has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Purchaser shall withdraw all such applications and cease all other activities with respect to such new licenses and permits. If Purchaser is unable to obtain the Liquor Licenses prior to Closing, Seller (or the holder of the Liquor Licenses) and Purchaser shall enter into a Beverage Services Agreement substantially in the form of Exhibit J attached hereto subject to such reasonable modifications that are reasonably requested by Purchaser and reasonably acceptable to Seller or that are required to comply with Applicable Law (the “Beverage Services Agreement”), pursuant to which Seller (or the holder of the existing Liquor Licenses) shall manage the purchase, sale and service of alcoholic beverages at the Hotel to the extent permitted under Applicable Law in accordance with the terms in the Beverage Services Agreement.

8.4 Employees.

8.4.1. Retained Employees. Seller shall deliver to Purchaser no later than fifteen (15) days prior to Closing a written notice (the “Retained Employees Notice”) setting forth those Employees that Seller shall cause Employer to retain (the “Retained Employees”) for employment at other hotels or properties owned or operated by any Starwood Entity. From the Effective Date until the delivery of the Retained Employees Notice, Purchaser shall not, through its manager, employees, agents, representatives or any other Person, directly or indirectly, solicit any Employees for employment without Seller’s prior written consent, which may be withheld in Seller’s sole discretion. From the date of the delivery of the Retained Employees Notice until the first (1st) anniversary of the Closing Date, Purchaser shall not, through its manager, employees, agents, representatives or any other Person, directly or indirectly, solicit any Retained Employees for employment without Seller’s prior written consent, which may be withheld in Seller’s sole discretion; provided, however, that such prohibited solicitation shall not include any general advertising, such as newspaper “help wanted” ads, radio commercials and career fairs.

8.4.2. Termination and Rehiring of Employees. Seller shall cause Employer to terminate the employment of all Employees (other than the Retained Employees) effective as of the Closing, and Purchaser shall (or shall cause its manager to) (A) offer employment to a sufficient number of terminated Employees as is necessary to prevent the Seller Indemnitees from incurring any Indemnification Loss under the WARN Act with respect to the Employees (other than the Retained Employees), and (B) not terminate any such Employees who accept such offer of employment (i) for a period of thirty (30) days after the Closing with respect to the Hotel’s general manager, controller, sales director, and food and beverage director (if such Employees are not Retained Employees), and (ii) for a period of ninety (90) days after the Closing with respect to all other such Employees, in each case other than for cause. (the terminated Employees who accept such offers of employment are referred to collectively herein as the “Rehired Employees”.) Purchaser shall, at least five (5) Business Days prior to Closing, provide Seller a list of any Employees that will not be Rehired Employees. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with ARTICLE XV from and against any Indemnification Loss incurred by any Seller Indemnitees under the WARN Act with respect to the Employees (other than the Retained Employees).

8.4.3. Terms of Employment of Rehired Employees. Except as otherwise required under any Employment Agreements of any Employees rehired by Purchaser which are assumed by Purchaser or as expressly provided in this Section 8.4.3, the employment of the Rehired Employees shall be on such terms as Purchaser (or its manager) deems appropriate; provided, however, that such terms of employment shall comply with all Applicable Laws relating to the Employees and be sufficient to prevent the Seller Indemnitees from incurring any Indemnification Loss under the WARN Act with respect to such Rehired Employees. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with ARTICLE XV from and against any Indemnification Loss incurred by any Seller Indemnitees under the WARN Act with respect to the Employees (other than the Retained Employees).

8.4.4. Accrued Personal Time Off. Purchaser shall (or shall cause its manager to) permit the Rehired Employees to take the personal time off on or after the Closing Date which such Rehired Employees have accrued but not taken for personal time off as of the Closing Date in accordance with the terms of the personal time off policies in effect with respect to such Rehired Employees as of the Effective Date; provided, however, that Purchaser shall not be required to pay such Purchaser Employees any salary or wages for such personal time off except to the extent such personal time off accrued after the Closing pursuant to Purchaser’s personal time off policies.

8.4.5. COBRA. Purchaser shall (or shall cause its manager to) provide the Rehired Employees with the right to elect to participate in a health care plan which provides sufficient coverage to such Rehired Employees, and the respective qualified beneficiaries of such Employees, including, without limitation, no waiting period prior to coverage and a waiver of pre existing conditions, so that neither Employer nor any Starwood Entity is required to provide health care continuation coverage to any of such Employees under Section 4980B of the Code.

8.4.6. Transfer of 401(k) Plans. Purchaser shall (or shall cause its manager to) (i) permit the Rehired Employees who participate in the Seller Employee Plans maintained pursuant to Section 401(k) of the Code (the “Seller 401(k) Plan”) as of the Closing to participate in one or more employee plans maintained by Purchaser (or its manager) pursuant to Section 401(k) of the Code (the “Purchaser 401(k) Plan”), subject only to Purchaser’s (or its manager’s) standard waiting period for its employees (but in no event later than January 2, 2006), and (ii) permit the Rehired Employees to rollover their accounts maintained under the Seller 401(k) Plan into accounts maintained under the Purchaser 401(k) Plan.

8.4.7. Continuation of the Seller Employee Plans. Seller shall cause Employer to continue to process and pay all claims for employee benefits to all Employees and the qualified beneficiaries of such Employees under the Seller Employee Plans to the extent the services underlying such claims are provided prior to the Closing Date and are covered under the applicable Seller Employee Plans, except to the extent Purchaser receives a credit for such employee benefits. Seller shall supply to Purchaser, and Purchaser shall maintain and provide to the Rehired Employees, claim forms necessary for the Employees to make claims under any Seller Employee Plans.

8.4.8. Survival. This Section 8.4 shall survive the Closing.

8.5 Bookings. Purchaser shall honor all Bookings made prior to the Closing Date for any period on or after the Closing Date, including, without limitation, any Bookings by any Person in redemption of any benefits accrued under the Starwood Preferred Guest program; provided, however, that Seller shall reimburse Purchaser for any room nights used by any Person in redemption of benefits under the Starwood Preferred Guest program on or after the Closing Date in accordance with the terms for such reimbursement as provided in the Starwood Preferred Guest program upon submission of the redemption certificate or coupon and the guest folio to Seller. This Section 8.5 shall survive the Closing.

8.6 Tax Contests.

8.6.1. Taxable Period Terminating Prior to Closing Date. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings. This Section 8.6.1 shall survive the Closing.

8.6.2. Taxable Period Including the Closing Date. Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and Seller has not commenced any proceeding to contest any such Taxes for such taxable period, Purchaser shall provide written notice requesting that Seller contest such Taxes. If Seller desires to contest such Taxes, Seller shall provide written notice to Purchaser within ten (10) Business Days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such ten (10) Business Day period, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party. This Section 8.6.2 shall survive the Closing.

8.6.3. Taxable Period Commencing After Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings. This Section 8.6.3 shall survive the Closing.

8.6.4. Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes. This Section 8.6.4 shall survive the Closing.

8.7 Notices and Filings. Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Tenant Leases, Contracts, Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Property or the Business. This Section 8.7 shall survive the Closing.

8.8 Access to Information. After the Closing, Purchaser shall provide to the officers, employees, agents and representatives of any Seller Indemnitees reasonable access to (i) the Books and Records with respect to the Hotel, (ii) the Property, and (iii) the employees at the Hotel, for any purpose deemed reasonably necessary or advisable by Seller, including, without limitation, to prepare any documents required to be filed by Seller under Applicable Law or to investigate, evaluate and defend any claim, charge, audit, litigation or other proceeding made by any Person or insurance company involving any Starwood Entity; provided, however, that (A) such Seller Indemnitees shall provide reasonable prior notice to Purchaser; (B) Purchaser shall not be required to provide such access during non business hours; (C) Purchaser shall have the right to accompany the officer, employees, agents or representatives of such Seller Indemnitees in providing access to the Books and Records, the Property or the employees of Purchaser (or Purchaser’s manager) as provided in this Section 8.8; and (D) Seller shall defend, indemnify and hold harmless the Purchaser Indemnitees in accordance with ARTICLE XV from and against any Indemnification Loss incurred by any Purchaser Indemnitees arising from any examinations, tests, investigations or studies of the Property conducted by Seller, its employees, agents or representatives pursuant to this Section 8.8. Purchaser, at its cost and expense, shall retain all Books and Records with respect to the Hotel for a period of five (5) years after the Closing. This Section 8.8 shall survive the Closing.

8.9 Privacy Laws. To the extent Purchaser reviews, is given access to or otherwise obtains any Hotel Guest Information or Hotel Guest Data as part of the purchase of the Property and the Business, Purchaser shall at all times comply in all material respects with all Applicable Law concerning (i) the privacy of such Hotel Guest Information and Hotel Guest Data and the sharing of such information and data with third parties (including, without limitation, any restrictions with respect to Purchaser’s or any third party’s ability to use, transfer, store, sell, or share such information and data), and (ii) the establishment of adequate security measures to protect such Hotel Guest Information and Hotel Guest Data. This Section 8.9 shall survive the Closing.

8.10 Estoppels. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser (i) the Ground Lease Estoppel, and (ii) a certificate from the counterparty to that certain Easement and Maintenance Agreement, dated August 29, 1996, and recorded at Book 4351, Pages 595 in the Office of the Clerk/Register of Middlesex County, New Jersey, as described in Section 13(g) of such Easement and Maintenance Agreement. If either Party receives an executed copy of such Ground Lease Estoppel or such certificate, such Party shall promptly provide the other Party a copy of same.

8.11 Further Assurances. From the Effective Date until the Closing or termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement. The immediately preceding sentence of this Section 8.11 shall survive the Closing.

ARTICLE IX

CLOSING CONDITIONS

9.1 Mutual Closing Conditions.

9.1.1. Satisfaction of Mutual Closing Conditions. The respective obligations of Seller and Purchaser to close the transaction contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Mutual Closing Conditions”):

(a) Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

(b) Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

(c) Ground Landlord Consent and Estoppel. The Ground Landlord shall have approved of Purchaser or Purchaser’s manager as the manager and operator of the Hotel as set forth in the Ground Lease and delivered an estoppel in accordance with Section 24.02 of the Ground Lease (the “Ground Lease Estoppel”).

9.1.2. Failure of Mutual Closing Condition. If any of the Mutual Closing Conditions is not satisfied at Closing, then each Party shall have the right to terminate this Agreement by providing written notice to the other Party, in which case the Earnest Money Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except for those which expressly survive such termination.

9.2 Purchaser Closing Conditions.

9.2.1. Satisfaction of Purchaser Closing Conditions. In addition to the Mutual Closing Conditions, Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser Closing Conditions”):

(a) Seller’s Deliveries. All of the Seller Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing.

(b) Representations and Warranties. The representations or warranties of Seller in this Agreement (as qualified by any schedules to this Agreement and any amendments or supplements to such schedules, other than a Post Due Diligence Disclosure) shall be true and correct as of the Closing (or as of such other date to which such representation or warranty expressly is made), except to the extent any breach of such representations or warranties would not result in a material adverse effect to Purchaser’s ownership of the Property or the conduct of the Business upon Closing or prevent Seller from consummating the transaction described in this Agreement.

(c) Covenants and Obligations. The covenants and obligations of Seller in this Agreement shall have been performed in all material respects.

(d) Title Policy. The Title Company shall have committed to issue the Title Policy pursuant to Section 5.4.

9.2.2. Failure of Purchaser Closing Condition. Except as expressly provided in Section 9.4, if any of the Purchaser Closing Conditions is not satisfied at Closing, then Purchaser shall have the right (i) subject to Seller’s right to cure under Section 13.2, to terminate this Agreement by providing written notice to Seller, in which case the Earnest Money Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) to waive any of the Purchaser Closing Conditions at or prior to Closing.

9.3 Seller Closing Conditions.

9.3.1. Satisfaction of Seller Closing Conditions. In addition to the Mutual Closing Conditions, Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller Closing Conditions”):

(a) Receipt of the Purchase Price. Purchaser shall have (A) paid to Seller or deposited with Escrow Agent with written direction to disburse the same to Seller, the Purchase Price (as adjusted pursuant to Section 3.1), and (B) delivered written direction to Escrow Agent to disburse the Earnest Money Deposit to Seller.

(b) Purchaser’s Deliveries. All of the Purchaser Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller at Closing.

(c) Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

(d) Covenants and Obligations. The covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

9.3.2. Failure of Seller Closing Condition. Except as expressly provided in Section 9.4, if any of the Seller Closing Conditions is not satisfied at Closing, then Seller shall have the right to (i) terminate this Agreement by providing written notice to Purchaser, in which case the Earnest Money Deposit shall be disbursed to Seller in accordance with Section 3.2.3, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) waive any of the Seller Closing Conditions at or prior to Closing.

9.4 Frustration of Closing Conditions. Seller and Purchaser may not rely on the failure of the Seller Closing Conditions or Purchaser Closing Conditions, respectively, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE X

CLOSING

10.1 Closing Date. The closing of the transaction described in this Agreement (the “Closing”) shall occur on the date that is thirty (30) days after the expiration of the Due Diligence Period (as such date may be postponed pursuant to Section 5.3.5, 13.2, 14.1.1 or 14.2.1), or such other date as agreed to in writing between Seller and Purchaser (the date on which the Closing occurs is referred to herein as the “Closing Date”). The Closing shall be effected through the Closing Escrow pursuant to the Closing Escrow Agreement as provided in Section 10.2 and shall occur at the offices of Seller’s counsel or such other place as agreed to in writing between Seller and Purchaser.

10.2 Closing Escrow. If the Parties agree to effect the Closing through an escrow, then the Closing shall take place by means of a so called “New York style” escrow (the “Closing Escrow”), in which case at or prior to the Closing, the Parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Seller, Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (i) the Purchase Price to be paid by Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by Seller and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted pursuant to Section 3.1) and the Earnest Money Deposit shall be disbursed to Seller and the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

10.3 Closing Deliveries.

10.3.1. Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, all of the (i) documents set forth in this Section 10.3.1, each of which shall have been duly executed by Seller (and Operating Tenant, as applicable) and acknowledged (if required), and (ii) other items set forth in this Section 10.3.1 (the “Seller Closing Deliveries”), as follows:

(a) A closing certificate in the form of Exhibit C, together with all exhibits thereto;

(b) A limited warranty deed (the “Deed”) in the form of Exhibit D, conveying the Improvements to Purchaser or Purchaser’s Designee, subject to the Permitted Exceptions;

(c) An Assignment and Assumption of Ground Lease in the form of Exhibit E, assigning the Ground Lease to Purchaser or Purchaser’s Designee, with the assumption by Purchaser of the liabilities and obligations thereunder, along with a duplicate original of such Assignment and Assumption of Ground Lease to be delivered to the Ground Landlord;

(d) A Bill of Sale in the form of Exhibit F, transferring the Improvements, FF&E, Supplies, IT Systems, F&B, Retail Merchandise, Intellectual Property, Books and Records, Plans and Specifications, Warranties, Bookings and that portion of Accounts Receivable comprised by the Guest Ledger to Purchaser or Purchaser’s Designee on the terms set forth therein;

(e) An Assignment and Assumption of Leases, Contracts and Licenses and Permits in the form of Exhibit G, assigning the Tenant Leases, Equipment Leases, Operating Agreements and Licenses and Permits to Purchaser or Purchaser’s Designee on the terms set forth therein;

(f) A Strategic Development Agreement from Highland Hospitality Corporation, a Maryland corporation, in favor of Starwood, in the form of Exhibit H;

(g) A certificate or registration of title for any owned vehicle or other Personal Property included in the Property which requires such certification or registration, duly executed, conveying such vehicle or such other Personal Property to Purchaser or Purchaser’s Designee;

(h) The New Franchise Agreement between Purchaser or Purchaser’s Designee, as owner, and Franchisor, as licensor, pursuant to which Franchisor will license the “Westin” name to the Hotel after the Closing;

(i) Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Seller to issue the Title Policy;

(j) Any real estate transfer tax declaration or similar documents required under Applicable Law in connection with the conveyance of the Real Property;

(k) A FIRPTA affidavit in the form set forth in the regulations under Section 1445 of the Code;

(l) To the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Tenant Leases, Contracts, Licenses and Permits, Books and Records, keys and lock combinations in Seller’s Possession, which shall be located at the Hotel on the Closing Date and deemed to be delivered to Purchaser upon delivery of possession of the Hotel; provided, however, that Seller shall have the right to (i) redact and reformat any Books and Records which include data or other information pertaining to any other hotels owned, managed or franchised by Seller, Operating Tenant, Starwood, or their Affiliates, and (ii) retain copies of any Books and Records delivered to Purchaser;

(m) The Closing Statement prepared pursuant to Section 11.1; and

(n) Such other documents and instruments as may be reasonably requested by Purchaser in order to consummate the transaction described in this Agreement.

10.3.2. Purchaser’s Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the (i) documents set forth in this Section 10.3.2, each of which shall have been duly executed by Purchaser or Purchaser’s Designee and acknowledged (if required), and (ii) other items set forth in this Section 10.3.2 (the “Purchaser Closing Deliveries”), as follows:

(a) The Purchase Price (as adjusted pursuant to Section 3.1) to be paid by Purchaser;

(b) A letter of direction to Escrow Agent directing Escrow Agent to disburse the Earnest Money Deposit to Seller;

(c) A closing certificate in the form of Exhibit I, together with all exhibits thereto;

(d) Such documents and instruments that are required to be executed and delivered by Purchaser or Purchaser’s Designee under the New Franchise Agreement including, without limitation, any guarantees and reservations agreements;

(e) A counterpart of each of the documents and instruments to be delivered by Seller under Section 10.3.1 which require execution by Purchaser or Purchaser’s Designee; and

(f) Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate the transaction described in this Agreement.

10.4 Possession. Seller shall deliver possession of the Real Property, subject to the Permitted Exceptions, and tangible Personal Property to Purchaser upon completion of the Closing.

ARTICLE XI

PRORATIONS AND EXPENSES

11.1 Closing Statement. No later than the day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Hotel as may be necessary to make the adjustments and prorations to the

Purchase Price as set forth in Sections 11.2 and 11.3 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reprorated after the Closing as expressly set forth in Section 11.2.

11.2 Prorations. The items of revenue and expense set forth in this Section 11.2 shall be prorated between the Parties (the “Prorations”) as of 11:59 p.m. on the day preceding the Closing Date (the “Cut-Off Time”), or such other time expressly provided in this Section 11.2, so that the Closing Date is a day of income and expense for Purchaser.

11.2.1. Taxes. All Taxes shall be prorated as of the Cut-Off Time between Seller and Purchaser. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the most recent available bill; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period. This Section 11.2.1 shall survive the Closing.

11.2.2. Ground Lease; Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Ground Lease (expressly excluding, however, the “Single Rent Payment” as set forth in Section 1.03(a) of the Ground Lease) shall be prorated as of the Cut-Off Time between the Seller Parties and Purchaser. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between Seller and Purchaser. Purchaser shall receive a credit for all assignable security deposits held by Seller under the Tenant Leases which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Tenant Leases. Purchaser shall not receive a credit for any non assignable security deposits held by Seller which Seller shall return to the tenant under such Tenant Lease, and Purchaser shall obtain any replacement security deposit from such tenant.

11.2.3. Contracts. Any amounts prepaid, accrued or due and payable under the Contracts (other than for utilities which proration is addressed separately in Section 11.2.5) shall be prorated as of the Cut-Off Time between Seller and Purchaser, with Seller being credited for amounts prepaid, and Purchaser being credited for amounts accrued and unpaid. Purchaser shall receive a credit for all deposits held by Seller under the Contracts (together with any interest thereon) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts. Seller shall receive a credit for all deposits made by Seller under the Contracts (together with any interest thereon) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.

11.2.4. Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Seller under the Licenses and Permits (together with any interest thereon) which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

11.2.5. Utilities. All utility services shall be prorated as of the Cut-Off Time between Seller and Purchaser. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period, which obligation shall survive the Closing. Seller shall receive a credit for all fuel stored at the Hotel based on Seller’s cost for such fuel. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.

11.2.6. Compensation. Seller shall pay directly to the Rehired Employees (i) all Compensation due to such Rehired Employees through the date immediately prior to the Closing Date, and (ii) the prorated portion (as of the Cut-Off Time) of any bonus or incentive compensation that would have been due to such Rehired Employees after the Closing if their employment had not been terminated by Employer, each on or before Seller’s first payroll date on or after the Closing Date, and Purchaser shall not receive a credit for any Compensation.

11.2.7. Accrued PTO. Seller shall pay directly to the Rehired Employees all Accrued PTO due to such Rehired Employees through the date immediately prior to the Closing Date on or before Seller’s first payroll date on or after the Closing Date, and Purchaser shall not receive a credit for any Accrued PTO.

11.2.8. Bookings. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Purchaser.

11.2.9. Retail Merchandise and F&B. Seller shall receive a credit for all Retail Merchandise and unopened items of F&B (including, without limitation, all F&B in any “mini bars” in the guest rooms) based on Seller’s cost for such items.

11.2.10. Restaurants and Bars. Seller shall close out the transactions in the restaurants and bars in the Hotel as of the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs and retain all monies collected as of such closing, and Purchaser shall be entitled to any monies collected from the restaurants and bars thereafter.

11.2.11. Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.

11.2.12. Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 11.2, (i) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services for the Business (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to Closing, and (ii) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable; provided, however, Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Supplies, F&B and Retail Merchandise ordered, but not delivered to the Hotel prior to the Closing Date, and Purchaser shall pay the amounts which become due and payable for such FF&E, Supplies, F&B and Retail Merchandise which were ordered prior to Closing. This Section 11.2.12 shall survive the Closing.

11.2.13. Cash. Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Hotel which shall remain on deposit for the benefit of Purchaser.

11.2.14. Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Property shall be adjusted and prorated between Seller and Purchaser accordingly.

11.3 Accounts Receivable.

11.3.1. Guest Ledger. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one half ( 1/2) of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time net of any occupancy or sales tax due with respect thereto (other than any restaurant or bar charges on the Guest Ledger which shall be prorated in accordance with Section 11.2.10), and Purchaser shall be entitled to retain all deposits made and amounts collected with respect to such Guest Ledger.

11.3.2. Accounts Receivable (Other than Guest Ledger). Seller shall retain the right to collect all Accounts Receivable (other than the Guest Ledger which is addressed in Section 11.3.1), and Purchaser shall not receive a credit for the Accounts Receivable. Purchaser shall cooperate with Seller in collecting the Accounts Receivable, at no cost or expense to Purchaser other than any de minimis cost and expense or any cost or expense which Seller agrees in writing to reimburse. If any Accounts Receivable are paid to Purchaser after the Closing, Purchaser shall pay to Seller the amounts received by Purchaser within ten (10) days after receipt of such amounts, without any commission or deduction for Purchaser.

11.4 Transaction Costs.

11.4.1. Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following items in connection with this transaction: (i) the fees and expenses of removing or curing any Unpermitted Exceptions as required under Section 5.3.4; (ii) the commission due to Broker; (iii) one half ( 1/2) of the fees and expenses for the Escrow Agent; and (iv) the fees and expenses of its own attorneys, accountants and consultants.

11.4.2. Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with this transaction: (i) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses for the Title Commitment, Title Policy and Survey (any updates thereof); (iii) any transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Property; (iv) any fees or expenses payable for the assignment, transfer or conveyance of any Equipment Leases, Operating Agreements, Licenses and Permits, Intellectual Property, Plans and Specifications and Warranties, and any fees or costs payable to replace the goods or services provided under the National/Regional Operating Agreements (which are not assigned or transferred to Purchaser), but excluding any termination or similar fees payable with respect to such National/Regional Operating Agreements; (v) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; (vi) one half ( 1/2) of the fees and expenses for the Escrow Agent; and (vii) the fees and expenses of its own attorneys, accountants and consultants.

11.4.3. Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 11.4 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.

ARTICLE XII

TRANSITION PROCEDURES

12.1 Safe Deposit Boxes. Prior to the Closing, Seller shall notify all guests or customers who are then using a safe deposit box at the Hotel advising them of the pending change in management of the Hotel and requesting them to conduct an inventory and verify the contents of such safe deposit box. All inventories by such guests or customers shall be conducted under the joint supervision of employees, agents or representatives of the Parties. Upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipts and agreements for such safe deposit box (and thereafter such safe deposit box shall be deemed an “Inventoried Safe Deposit Box”). If this Agreement is terminated after such inventory, Purchaser shall return all keys, receipts and agreements to Seller for such Inventoried Safe Deposit Boxes immediately upon such termination. Upon Closing, Seller shall deliver to Purchaser all keys in Seller’s Possession for all safe deposit boxes not then in use, and a list of all safe deposit boxes which are then in use, but not yet inventoried by the depositor, with the name and room number of such depositor. After the Closing, the Parties shall make appropriate arrangements for guests and customers at the Hotel to inventory and verify the contents of the non Inventoried Safe Deposit Boxes, and upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipt and agreements for such safe deposit box (and such safe deposit box thereafter shall constitute an Inventoried Safe Deposit Box). Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller Indemnitees in accordance with ARTICLE XV from and against any Indemnification Loss incurred by any Seller Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is deemed an Inventoried Safe Deposit Box pursuant to this Section 12.1. Seller shall be responsible for, and shall indemnify and hold harmless the Purchaser Indemnitees in accordance with ARTICLE XV from and against any Indemnification Loss incurred by any Purchaser

Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box prior to the time such safe deposit box is deemed an Inventoried Safe Deposit Box.

12.2 Baggage. On the Closing Date, employees, agents or representatives of the Parties jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of Seller at the Hotel, and Seller shall deliver to Purchaser the keys to any secured area which such baggage and other items are stored (and thereafter such baggage, boxes and other items inventoried shall be deemed the “Inventoried Baggage”). Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller Indemnitees in accordance with ARTICLE XV from and against any Indemnification Loss incurred by any Seller Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Purchaser which was not inventoried by the Parties. Seller shall be responsible for, and shall indemnify and hold harmless the Purchaser Indemnitees in accordance with ARTICLE XV from and against any Indemnification Loss incurred by any Purchaser Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage, boxes or similar items left in the care of Seller which was not inventoried by the Parties.

12.3 IT Systems. With respect to the IT Systems other than the Excluded IT Systems, Seller shall provide Purchaser with a contact name and telephone number of the applicable licensor, vendor or supplier, and Purchaser shall (i) be responsible for obtaining any consents or approvals necessary for the assignment or transfer of such IT Systems from Seller to Purchaser, or a new license for such IT Systems (as the case may be), and (ii) pay any fees or expenses charged by the licensor, vendor or supplier of such IT Systems in respect of such assignment or transfer or new license (as the case may be). With respect to the Excluded IT Systems to be removed from the Hotel, Seller shall have no obligation to replace such Excluded IT Systems except to the extent such Excluded IT Systems are required to be provided by Franchisor pursuant to the New Franchise Agreement. If Purchaser replaces any of the Excluded IT Systems removed by Seller, Seller shall cooperate with Purchaser in all reasonable respects to transfer all data from such Excluded IT Systems which were removed to the replacement systems installed by Purchaser, provided, however, that Seller makes no representation, warranty or guarantee whatsoever that the data on such Excluded IT Systems removed by Seller will be transferable or compatible with the replacement systems installed by Purchaser.

12.4 Starwood Proprietary Property. From and after the Closing, the rights and obligations of Franchisor and Purchaser with respect to any Starwood Proprietary Property and any other supplies and other personal property located at the Hotel, or any signs and fixtures identifying the Hotel, that bear any of the Starwood Proprietary Marks shall be governed by the New Franchise Agreement.

12.5 Notice to Employees. At Closing, the Parties shall make a joint announcement or communication to the Employees regarding their employment or termination of employment at the Hotel in accordance with Section 8.4 in form and substance reasonable acceptable to the Parties.

12.6 Notice to Guests. At Seller’s option, Seller shall send an announcement to all guests and customers at the Hotel as of the Closing and all Persons who have Bookings as of the Closing informing such Persons of the change in management of the Hotel, in form and substance reasonably acceptable to Purchaser.

ARTICLE XIII

DEFAULT AND REMEDIES

13.1 Seller’s Default. If, at or any time prior to Closing, Seller fails to perform its covenants or obligations under this Agreement in any material respect (a “Seller Default”), and no Purchaser Default has occurred which remains uncured, then Purchaser, as its sole and exclusive remedies, may elect to (a) terminate this Agreement, in which case the Earnest Money Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination; (b) proceed to Closing without any reduction in or setoff against the Purchase Price, in which case Purchaser shall be deemed to have waived such Seller Default; or (c) in the case of a Seller Default which is intentional with the purpose of not consummating the transaction described in this Agreement, obtain a court order for specific performance.

13.2 Seller’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to exercise its remedies under clauses (a) or (c) of Section 13.1 for a Seller Default or Section 9.2.2 for a failure of a Purchaser Closing Condition (a “Purchaser Closing Condition Failure”), unless Purchaser has provided written notice to Seller specifying in reasonable detail the nature of the Seller Default or Purchaser Closing Condition Failure (as the case may be), and Seller has not cured such Seller Default or Purchaser Closing Condition Failure (as the case may be) within fifteen (15) Business Days after Seller’s receipt of such notice (the “Seller Cure Period”), in which case the Closing shall be postponed until the date which is five (5) Business Days after the expiration of the Seller Cure Period. Seller shall have the right (but not the obligation) to cure any Seller Default or Purchaser Closing Condition Failure by providing an indemnification to the Purchaser Indemnitees in accordance with ARTICLE XV from and against any Indemnification Loss incurred by any Purchaser Indemnitees as a result of the events or circumstances on which such Seller Default or Purchaser Closing Condition Failure is based, in which case Section 15.2 shall be amended at Closing to provide for such indemnification by Seller, and Purchaser shall proceed to Closing without any reduction in or setoff against the Purchase Price.

13.3 Purchaser’s Default. If (i) Purchaser has not deposited the Initial Deposit or Additional Deposit within the time period provided in, and otherwise in accordance with, Section 3.2.1, or (ii) at any time prior to Closing, Purchaser fails to perform any of its other covenants or obligations under this Agreement in any material respect which breach or default is not caused by a Seller Default (a “Purchaser Default”), and no Seller Default has occurred which remains uncured, then Seller, as its sole and exclusive remedy, may elect to (A) terminate this Agreement by providing written notice to Purchaser, in which case the Earnest Money Deposit shall be disbursed to Seller in accordance with Section 3.2.3, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing pursuant to this Agreement, in which case Seller shall be deemed to have waived such Purchaser Default. Notwithstanding the foregoing, Seller shall have the right to bring an action for damages against Purchaser for Purchaser’s breach of its covenants or obligations under Section 16.2. The preceding sentence shall survive the termination of this Agreement.

13.4 LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT IF THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION 13.3 HEREOF, THE DAMAGES THAT SELLER WOULD SUSTAIN AS A RESULT OF SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO ASCERTAIN. ACCORDINGLY, THE PARTIES AGREE THAT SELLER SHALL RETAIN THE EARNEST MONEY DEPOSIT AS FULL AND COMPLETE LIQUIDATED DAMAGES (AND NOT AS A PENALTY) AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH TERMINATION; PROVIDED, HOWEVER, THAT IN ADDITION TO THE EARNEST MONEY DEPOSIT, SELLER SHALL RETAIN ALL RIGHTS AND REMEDIES UNDER THIS AGREEMENT WITH RESPECT TO THOSE OBLIGATIONS OF PURCHASER WHICH EXPRESSLY SURVIVE SUCH TERMINATION.

ARTICLE XIV

RISK OF LOSS

14.1 Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Property or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty.

14.1.1. Material Casualty. If the amount of the repair restoration of the Property required by a Casualty equals or exceeds One Million and no/100 Dollars ($1,000,000.00) (a “Material Casualty”) and such Material Casualty was not caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Material Casualty, to (a) terminate this Agreement, in which case the Earnest Money Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing, without terminating this Agreement, in which case Seller shall (i) provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (A) the applicable insurance deductible, and (B) and the reasonable estimated costs for the repair or restoration of the Property required by such Material Casualty, and (ii) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property or the Business, except those proceeds allocable to lost profits and costs incurred by Seller for the period prior to the Closing. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of this preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.

14.1.2. Non Material Casualty. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Purchaser or Purchaser’s

Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price (except if such Casualty is caused by Purchaser or Purchaser’s Inspectors) in an amount equal to the lesser of: (1) the applicable insurance deductible, and (2) the reasonable estimated costs for the repair or restoration required by such Casualty, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to any lost profits or costs incurred by Seller for the period prior to the Closing.

14.2 Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation.

14.2.1. Material Condemnation. If the Condemnation would (i) result in the permanent loss of more than five percent (5%) of the fair market value of the leasehold interest under the Ground Lease or the Improvements, (ii) result in any permanent material reduction or restriction in access to the Real Property, or (iii) have a permanent materially adverse effect on the Business as conducted prior to such Condemnation (a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Material Condemnation, to (A) terminate this Agreement, in which case the Earnest Money Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Material Condemnation. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.

14.2.2. Non-Material Condemnation. In the event of any Condemnation other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation.

ARTICLE XV

SURVIVAL, INDEMNIFICATION AND RELEASE

15.1 Survival. Except as expressly set forth in this Section 15.1, all representations, warranties, covenants, liabilities and obligations shall be deemed (i) if the Closing occurs, to merge in the Deed and not survive the Closing, or (ii) if this Agreement is terminated, not to survive such termination.

15.1.1. Survival of Representations and Warranties. If this Agreement is terminated, the representations and warranties in Sections 7.1.18, 7.2.4 and 7.2.5 shall survive such termination until the expiration of the applicable statute of limitations. If the Closing occurs, (i) the representations and warranties of Seller in Sections 7.1.1, 7.1.2, 7.1.3, 7.1.18 and 7.1.19, and the representations and warranties of Purchaser in Section 7.2 shall survive the Closing until the expiration of the applicable statute of limitations, and (ii) all other representations and warranties of Seller in Section 7.1 shall survive the Closing for a period commencing on the Closing Date and expiring at 5:00 p.m. (Eastern Time) on the date which is one (1) year after the Closing Date (the period any representation or warranty survives termination or the Closing as set forth in this Section 15.1.1 is referred to herein as the “Survival Period”).

15.1.2. Survival of Covenants and Obligations. If this Agreement is terminated, only those covenants and obligations to be performed by the Parties under this Agreement which expressly survive the termination of this Agreement shall survive such termination. If the Closing occurs, only those covenants and obligations to be performed by the Parties under this Agreement which expressly survive the Closing shall survive the Closing.

15.1.3. Survival of Indemnification. This ARTICLE XV and all other rights and obligations of defense and indemnification as expressly set forth in this Agreement shall survive the Closing or termination of this Agreement.

15.2 Indemnification by Seller. Subject to the limitations set forth in ARTICLE V, Sections 15.1, 15.4, 15.5, 15.6, 15.7, 15.8 and any other express provision of in this Agreement, Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) the breach of any express representations or warranties of Seller in this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), (ii) the breach by Seller of any of its covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), and (iii) any Retained Liabilities.

15.3 Indemnification by Purchaser. Subject to the limitations set forth in Sections 15.1, 15.4, 15.5 and 15.6, Purchaser shall indemnify and hold harmless the Seller Indemnitees from and against any Indemnification Loss incurred by any Seller Indemnitee to the extent resulting from (i) any breach of any express representations or warranties of Purchaser in this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), and (iii) any Assumed Liabilities.

15.4 Limitations on Indemnification Obligations.

15.4.1. Failure to Provide Notice within Survival Period. Notwithstanding anything else to the contrary in this Agreement, an Indemnitee which is seeking defense or indemnification for a breach of any representations or warranties shall be entitled to indemnification for such breach only if the Indemnitee has given written notice to the Indemnitor in accordance with Section 15.5.1 prior to the expiration of the applicable Survival Period.

15.4.2. Indemnification Deductible and Cap. Notwithstanding anything to the contrary in this Agreement, Seller shall be not be required to provide indemnification to the Purchaser Indemnitees pursuant to clause (i) of Section 15.2 to the extent that the aggregate amount of all Indemnification Losses incurred by the Purchaser Indemnitees for which Purchaser otherwise would be entitled to indemnification under clause (i) of Section 15.2 (A) does not exceed Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) (the “Indemnification Deductible”), or if such Indemnification Losses exceed the Indemnification Deductible, Purchaser shall not be entitled to defense or indemnification for any amount up to the Indemnification Deductible, or (B) exceeds Two Million and no/100 Dollars ($2,000,000.00).

15.4.3. Failure to Provide Timely Notice of Indemnification Claim. Notwithstanding anything to the contrary in this Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent the Indemnitee’s failure to promptly notify the Indemnitor in accordance with Section 15.5.1, (i) prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which such Indemnification Claim is based, or (ii) increases the amount of Indemnification Loss incurred in respect of such indemnification obligation of the Indemnitor.

15.4.4. Effect of Taxes, Insurance or Other Reimbursement. Notwithstanding anything to the contrary in this Agreement, the amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this ARTICLE XV shall be net of any tax benefits realized or insurance proceeds received by such Indemnitee in connection with the Indemnification Claim, or any other third party reimbursement. The Indemnitee shall use commercially reasonable efforts to realize any tax benefit, collect any insurance proceeds or obtain any third party reimbursement with respect to such Indemnification Claim, and if such tax benefits, insurance proceeds or reimbursement are realized or obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for such Indemnification Loss.

15.5 Indemnification Procedure.

15.5.1. Notice of Indemnification Claim. If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under Section 4.1.5, 8.4.2, 8.8, 12.1, 12.2, 15.2 or 15.3 or any other express provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense or indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

15.5.2. Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

15.5.3. Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost efficient manner.

15.5.4. Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as such dispute is resolved by written agreement or other means as the Parties otherwise may agree in writing, or (ii) which involves a Third-Party Claim until such time as such Third-Party Claim is concluded, including any appeals with respect thereto; provided, however, that nothing in this Section 15.5.4 shall limit the Indemnitee’s rights to defense with respect to such Indemnification Claim as otherwise set forth in this ARTICLE XV.

15.6 Exclusive Remedy for Indemnification Loss. Except for claims based on fraud, the indemnification provisions in this ARTICLE XV shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

15.7 RELEASE OF SELLER FOR VIOLATIONS OF APPLICABLE LAW. NOTWITHSTANDING ANY INDEMNIFICATION OBLIGATION OF SELLER UNDER THIS AGREEMENT, PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) DOES HEREBY FOREVER RELEASE AND DISCHARGE THE SELLER INDEMNITEES FROM ANY AND ALL VIOLATIONS OF APPLICABLE LAW INCLUDING, WITHOUT LIMITATION VIOLATIONS OF THE AMERICANS WITH DISABILITIES ACT OF 1990 AND ALL ENVIRONMENTAL CLAIMS AND ENVIRONMENTAL LIABILITIES, WHETHER NOW KNOWN OR UNKNOWN TO PURCHASER; PROVIDED, HOWEVER, THAT SUCH RELEASE AND DISCHARGE SHALL NOT APPLY TO ANY INDEMNIFICATION OBLIGATION OF SELLER TO THE EXTENT RESULTING FROM A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES SET FORTH IN SECTION 7.1.6 AND SECTION 7.1.10.

15.8 Liability under Deed. Purchaser agrees that if Purchaser has any right or claim against Seller pursuant to the Deed delivered by Seller to Purchaser, Purchaser shall exhaust all of its rights and remedies against the Title Company pursuant to the Title Policy prior to bringing any claim or action against Seller in respect of such warranties.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

16.1 Notices.

16.1.1. Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or facsimile number:

If to Seller:

Starwood Hotels & Resorts Worldwide, Inc.

1111 Westchester Avenue

White Plains, New York 10604

Attn: General Counsel

Facsimile No.: (914) 640-8260

And to:

Starwood Hotels & Resorts Worldwide, Inc.

1111 Westchester Avenue

White Plains, New York 10604

Attn: President, Real Estate Group

Facsimile No.: (914) 640-8315

With a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive, Suite 6700

Chicago, Illinois 60601

Attn: Gary E. Axelrod, Esq.

Facsimile No.: (312) 861-2200

If to Purchaser:

Highland Hospitality, L.P.

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Attn: General Counsel

Facsimile No.: (703) 336-4910

With a copy to:

Highland Hospitality, L.P.

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Attn: Chief Investment Officer

Facsimile No.: (703) 336-4910

16.1.2. Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 16.1.4) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 16.1.3.

16.1.3. Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 16.1 by providing a Notice of such change in address and/or facsimile number as required under this Section 16.1.

16.1.4. Delivery by Party’s Counsel. The Parties agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

16.2 No Recordation. Neither Purchaser, any Affiliate of Purchaser, nor any Person acting by or on behalf of Purchaser shall record this Agreement, or any memorandum or other notice of this Agreement, in any public records. Purchaser hereby grants a power of attorney to Seller (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Purchaser a memorandum or other notice removing this Agreement or any memorandum or other notice of this Agreement from the public records, or evidencing the termination of this Agreement.

16.3 Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

16.4 Assignment. Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Notwithstanding the foregoing, Purchaser shall have the right to designate any Affiliate as its nominee to receive title to the Property, or assign all of its right, title and interest in this Agreement to any Affiliate of Purchaser by providing written notice to Seller no later than five (5) days prior to the Closing; provided, however, that (a) such Affiliate remains an Affiliate of Purchaser, (b) Purchaser shall not be released from any of its liabilities and obligations under this Agreement by reason of such designation or assignment, and (c) such designation or assignment shall not be effective until Purchaser has provided Seller with a fully executed copy of such designation or assignment and assumption instrument, which shall (i) provide that Purchaser and such designee or assignee shall be jointly and severally liable for all liabilities and obligations of Purchaser under this Agreement, (ii) provide that Purchaser and its designee or assignee agree to pay any additional transfer tax as a result of such designation or assignment, (iii) include a representation and warranty in favor of Seller that all representations and warranties made by Purchaser in this Agreement are true and correct with respect to such designee or assignee as of the date of such designation or assignment, and will be true and correct as of the Closing, and (iv) otherwise be in form and substance satisfactory to Seller.

16.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

16.6 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

16.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

16.8 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

16.8.1. Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

16.8.2. All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

16.8.3. The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

16.8.4. Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

16.8.5. The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

16.8.6. The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

16.8.7. The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

16.9 Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

16.10 JURISDICTION AND VENUE. ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN THE NEW YORK STATE SUPREME COURT IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN THE STATE OF NEW YORK, AND SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY SUBMIT TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVE ANY DEFENSE BASED ON FORUM NON CONVENIENS.

16.11 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVE ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

16.12 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

16.13 Trustee Exculpation. Purchaser acknowledges and agrees that the name “Starwood Hotels & Resorts” is a designation of a trust and its trustees, not personally, but solely in their capacity as trustees, under that certain Declaration of Trust, dated August 15, 1969, as amended and restated, and any Person dealing with such trust shall look solely to such trust’s assets for the enforcement of any claims against such trust, and the trustees, officers, employees, agents and security holders of such trust assume no personal liability for the liabilities and obligations entered into by such trust, and their respective individual assets shall not be subject to any claims relating to such liabilities and obligations.

16.14 Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules (as amended, modified and supplemented from time to time pursuant to Section 16.15) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

16.15 Updates of Schedules. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to amend and supplement any schedule to this Agreement without Purchaser’s consent from time to time without Purchaser’s consent to the extent that (i) such schedule needs to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, and (ii) Seller did not have Knowledge as of the time the original schedule was delivered to Purchaser of the matter being disclosed in such amendment or supplement by providing a written copy of such amendment or supplement to Purchaser. If Seller makes any amendment or supplement to the schedules after the expiration of the Due Diligence Period (a “Post Due Diligence Disclosure”), then (A) such Post Due Diligence Disclosure shall constitute a Purchaser Closing Condition Failure if, and only if, the corresponding representation or warranty or other information would be untrue or incorrect in any material respect in the absence of such Post Due Diligence Disclosure which is amended or supplemented by such Post Due Diligence Disclosure and would result in a material adverse effect to Purchaser’s ownership of the Property or the conduct of the Business upon Closing, and (B) if Purchaser proceeds to Closing notwithstanding such Post Due Diligence Disclosure, the corresponding representation, warranty or other information shall be deemed qualified by such Post Due Diligence Disclosure for the purposes of limiting the defense and indemnification obligations of Seller under this Agreement.

16.16 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede the Letter of Intent and any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transaction described in this Agreement. To the extent there is a conflict between the terms of this Agreement and that certain Access Agreement between Purchaser and Starwood dated September 9, 2005, the terms of this Agreement shall govern.

16.17 Amendments, Waivers and Termination of Agreement. Except as set forth in Section 16.15, no amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.

16.18 Not an Offer. The delivery by Seller of this Agreement executed by Seller shall not constitute an offer to sell the Property, and Seller shall have no obligation to sell the Property to Purchaser, unless and until all Parties have executed and delivered this Agreement to all other Parties.

16.19 Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

16.20 Right to Audit. Subject to the provisions of Section 8.1, Purchaser may, at its sole cost and expense, engage a third-party certified public accountant to perform audits of Seller’s books and records which relate exclusively to the Property, including the historical financial statements of the Property, which audits shall include all disclosures required by generally accepted accounting principles and the Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of Regulation S-X and all related rules and regulations thereof; provided, however, that (i) the completion of such audit shall not be a condition precedent to Purchaser’s obligation to close the transactions described in this Agreement, and (ii) Purchaser shall promptly reimburse Seller for any reasonable out-of-pocket expenses incurred by Seller or any of its Affiliates in connection with such audit. Seller shall cooperate in connection with the performance of such audits and shall provide all information reasonably requested by the accountants performing such audits with respect to the Property, at no cost or expense to Seller. In connection with such audits, Seller shall provide the accountants performing such audits with representation letters reasonably acceptable to Seller and such accountants, at no cost or expense to the Seller. Purchaser may request that Starwood cause its own accountants to perform such audits, at Purchaser’s sole cost and expense, in which case Purchaser shall enter into a separate engagement letter with such accountants pursuant to which Purchaser shall pay the costs of such audits. The covenant of Seller with respect to such audits as set forth in this Section 16.20 shall survive Closing for a period of one (1) year.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer or representative.

SELLER:

SLT REALTY LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Starwood Hotels & Resorts,
a Maryland real estate investment trust
Its:	General Partner

	By:	/S/ THOMAS M. SMITH
	Name:	Thomas M. Smith
	Title:	Vice President

PURCHASER:

HH PRINCETON LLC,
a Delaware limited liability company

By:	/S/ PATRICK W. CAMPBELL
Name:	Patrick W. Campbell
Title:	Vice President

JOINDER BY OPERATING TENANT:

Operating Tenant joins in the execution of this Agreement for the sole purpose of conveying any Personal Property owned by Operating Tenant with respect to the Hotel pursuant to the Seller Closing Deliveries to be executed and delivered by Operating Tenant pursuant to Section 10.3.1.

OPERATING TENANT:

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,
a Maryland corporation

By:	/S/ THOMAS M. SMITH
Name:	Thomas M. Smith
Title:	Senior Vice President